As filed with the Securities and Exchange Commission on July __, 2001

                                                   Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        ---------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                        ---------------------------------
                    Issuer of Senior Notes registered hereby
                         ALLIANT ENERGY RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

          Wisconsin                                        39-1605561
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                              Alliant Energy Tower
                               200 First Street SE
                            Cedar Rapids, Iowa 52401
                                 (319) 398-4411
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        ---------------------------------
                    Issuer of Senior Notes registered hereby
                           ALLIANT ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                               ------------------

           Wisconsin                                        39-1380265
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                           222 West Washington Avenue
                            Madison, Wisconsin 53703
                                 (608) 252-3311
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Edward M. Gleason                              Copy to:
 Vice President-Treasurer and Corporate Secretary          Benjamin F. Garmer
          Alliant Energy Resources, Inc.                    Foley & Lardner
            Alliant Energy Corporation                 777 East Wisconsin Avenue
            222 West Washington Avenue                Milwaukee, Wisconsin 53202
             Madison, Wisconsin 53703                        (414) 271-2400
                  (608) 252-3311
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        ---------------------------------
       Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [_]
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                   CALCULATION OF REGISTRATION FEE
====================================== ============= =========================== ======================= =========================
                                                                                    Proposed Maximum
       Title of Each Class of          Amount to be   Proposed Maximum Offering    Aggregate Offering           Amount of
     Securities to be Registered        Registered       Price Per Unit (1)              Price               Registration Fee
-------------------------------------- ------------- --------------------------- ----------------------- -------------------------
Exchangeable Senior Notes due 2030...  $259,026,814             100%                  $259,026,814               $64,757
-------------------------------------- ------------- --------------------------- ----------------------- -------------------------
Guarantees for the Exchangeable            --                    --                       --                       --
Senior Notes due 2030 (2)............
====================================== ============= =========================== ======================= =========================
(1)   Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)   Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

                        --------------------------------
       The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   PROSPECTUS

                             3,823,274 PAY PHONES(SM)



                         ALLIANT ENERGY RESOURCES, INC.

                       Exchangeable Senior Notes due 2030
         (Exchangeable for Cash Based on Value of McLeodUSA Incorporated
                              Class A Common Stock)
                          Unconditionally Guaranteed by
                           ALLIANT ENERGY CORPORATION
                              --------------------


      This prospectus relates to the public offering, which is not being underwritten, of up to 3,823,274 PAY PHONES(SM) or PHONES(SM) which are held by some of our current security holders. The PHONES are our Exchangeable Senior Notes due 2030, exchangeable for cash based on the value of the Class A Common Stock of McLeodUSA Incorporated, and unconditionally guaranteed by our parent corporation, Alliant Energy Corporation.

      The prices at which such security holders may sell the PHONES will be determined by the prevailing market price for the PHONES or in negotiated transactions. We will not receive any of the proceeds from the sale of the PHONES.

      Alliant Energy Corporation's common stock is traded on the New York Stock Exchange under the symbol "LNT." On July 18, 2001, the closing price of Alliant Energy Corporation's common stock was $29.01 per share. The Class A Common Stock of McLeodUSA is quoted on The Nasdaq National Market under the symbol "MCLD." On July 18, 2001, the closing price of McLeodUSA's Class A Common Stock was $2.78 per share.

      Investing in the PHONES involves risks that are described in the "Risk Factors" section beginning on page 14.

                              --------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




              The date of this prospectus is ______________, 2001.

                                TABLE OF CONTENTS

                                                                           Page

FORWARD-LOOKING STATEMENTS...................................................1
WHERE YOU CAN FIND MORE INFORMATION..........................................2
SUMMARY......................................................................4
RISK FACTORS................................................................14
PRICE RANGE AND DIVIDEND HISTORY OF THE MCLEODUSA STOCK.....................18
USE OF PROCEEDS.............................................................19
DESCRIPTION OF OUTSTANDING INDEBTEDNESS.....................................20
DESCRIPTION OF PHONES.......................................................21
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....................44
SELLING SECURITY HOLDERS....................................................48
PLAN OF DISTRIBUTION........................................................50
LEGAL MATTERS...............................................................52
EXPERTS.....................................................................52

                           FORWARD-LOOKING STATEMENTS

         This prospectus (including the information we incorporate by reference) contains forward-looking statements that are not historical fact and are statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. From time to time, we or Alliant Energy Corporation may make other forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond our control. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. You are cautioned that these statements are not a guarantee of future performance and that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Some, but not all, of the risks and uncertainties include:

      o     weather effects on sales and revenues;

      o     general economic conditions in the relevant service territory;

      o federal, state and international regulatory or government actions, including issues associated with the deregulation of the domestic utility industry and the setting of rates and recovery of costs;

      o     unanticipated construction and acquisition expenditures;

      o     issues related to stranded costs and their recovery;

      o unanticipated issues related to the supply of purchased electricity and the price thereof;

      o unexpected issues related to the operations of Alliant Energy Corporation's nuclear facilities;

      o unanticipated costs associated with certain environmental remediation efforts being undertaken by Alliant Energy Corporation;

      o Alliant Energy Corporation's ability to successfully implement its growth strategy, including the acquisition and operation of foreign companies;

      o unanticipated developments that adversely impact our strategy to grow our businesses;

      o material changes in the value of our investments in McLeodUSA Incorporated and Capstone Turbine Corporation;

      o     technological developments;

      o employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages;

      o political, legal, economic and exchange rate conditions in foreign countries in which Alliant Energy Corporation has investments; and

      o     changes in the rate of inflation.

         In this prospectus, "we," "us" and "our" refer to Alliant Energy Resources, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         Alliant Energy Corporation, our parent corporation and the guarantor of the PHONES, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document which Alliant Energy Corporation files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C., and at regional SEC offices in Chicago, Illinois and New York, New York. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also find Alliant Energy Corporation's and McLeodUSA's public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov.

         We are "incorporating by reference" specified documents that Alliant Energy Corporation files with the SEC which contain important business and financial information not included in or delivered with this prospectus. "Incorporating by reference" means:

      o     incorporated documents are considered part of this prospectus;

      o we are disclosing important information to you by referring you to those documents; and

      o information Alliant Energy Corporation files with the SEC will automatically update and supersede information contained in this prospectus.

         We incorporate by reference the documents we list below and any future filings Alliant Energy Corporation makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the PHONES:

      o Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000; and

      o Alliant Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         You may request a copy of any of these filings (including exhibits), at no cost, by writing to Edward M. Gleason, Vice President-Treasurer and Corporate Secretary, Alliant Energy Corporation, 222 West Washington Avenue, Madison, Wisconsin 53703, or by calling Mr. Gleason at (608) 252-3311.

         You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information contained or incorporated by reference in this document is accurate as of the date on the front cover of the prospectus only. Our and Alliant Energy Corporation's business, financial condition, results of operations and prospects may have changed since that date.

                                     SUMMARY

         The following summary contains certain information regarding our business and also highlights selected information from this prospectus. It may not contain all of the information that is important to you. This prospectus includes the specific terms of the PHONES being offered. We encourage you to read this prospectus in its entirety.

                         Alliant Energy Resources, Inc.

Overview

         We are a wholly owned subsidiary of Alliant Energy Corporation, which is a registered public utility holding company. We manage a portfolio of companies involved in non-regulated businesses. Through these businesses, we:

      o offer large energy users an array of services to maximize their productivity and energy efficiency;

      o provide solutions for waste remediation and other environmental engineering and consulting services;

      o make investments in utilities in international and domestic markets and seek opportunities to develop or improve electricity generation facilities in these markets;

      o market new products and services to enhance the comfort, security and lifestyle of residential and small customers and to maximize their energy efficiency;

      o buy, sell and trade electricity for large customers and assist those customers to minimize risks related to changes in costs of energy through Cargill-Alliant LLC, a joint venture with Cargill Incorporated in which we have a 50% ownership interest;

      o offer short-line railway freight service in Iowa, storage services and barge terminal and hauling service on the Mississippi River;

      o     purchase, develop and produce crude oil and natural gas; and

      o own, manage and develop affordable housing developments and provide equity and debt financing for these developments.

         Set forth below is a condensed organization chart that reflects how our and Alliant Energy Corporation's businesses and investments are managed:



                               [Printer to Insert]



         Our principal executive offices are located at Alliant Energy Tower, 200 First Street SE, Cedar Rapids, Iowa 52401, telephone number (319) 398-4411.

Strategy

         As competitive forces shape the energy-services industry, energy providers are being challenged to increase growth and profits. Because we expect consumption of electricity and natural gas to grow only modestly within Alliant Energy Corporation's domestic utility service territories, we have entered several energy-services businesses that we expect will provide opportunities for new sources of growth. We have established five distinct platforms which are designed to meet customer needs. These platforms and existing investments include:

      o Integrated Services: We are a provider of energy and environmental services designed to help clients increase the productivity, profitability and efficiency of their operations.

      o International: We are a partner in developing, or are seeking to develop, energy generation and distribution in New Zealand, Australia, China, Mexico and Brazil, markets which we have selected because of their growth potential.

      o Investments: Our existing investments include an oil and gas production company, a short-line railroad, a barge company, an affordable housing company, various real estate joint ventures and an equity stake in an independent telecommunications provider.

      o Mass Marketing: We are a provider of a growing array of products and services designed to meet the comfort, security and lifestyle needs of residential and small commercial customers.

      o Trading: Alliant Energy Corporation has an energy-trading joint venture with Cargill Incorporated, one of the world's largest and most established commodity trading firms, that combines the risk-management and commodity trading expertise of Cargill with Alliant Energy Corporation's low-cost electricity generation and transmission business experience.

                           Alliant Energy Corporation

      Alliant Energy Corporation was formed as a result of a three-way merger involving WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company. The merger was completed in April 1998. The first tier subsidiaries of Alliant Energy Corporation include Wisconsin Power and Light Company, IES Utilities Inc., Interstate Power Company, Alliant Energy Resources, Inc. and Alliant Energy Corporate Services, Inc.

      Alliant Energy Corporation, through its public utility operating companies, Wisconsin Power and Light Company, IES Utilities Inc. and Interstate Power Company, is engaged principally in:

      o the generation, transmission, distribution and sale of electric energy;

      o     the purchase, distribution, transportation and sale of natural gas;
            and

      o     the provision of water and steam services in selected markets.

The principal markets of Alliant Energy Corporation's utility operating subsidiaries are located in Iowa, Wisconsin, Minnesota and Illinois. Alliant Energy Corporation is also involved in several non-regulated and non-utility activities through our company.

         Alliant Energy Corporation, a public utility holding company incorporated in Wisconsin in 1981, has its principal executive offices located at 222 West Washington Avenue, Madison, Wisconsin 53703, telephone number (608) 252-3111.

                                The Offering--Q&A

What are the PHONES?

         The PHONES are a series of our senior debt securities. We originally issued and sold 5,940,960 PHONES on February 1, 2000 in a private placement pursuant to Section 4(2) and Rule 144A under the Securities Act of 1933, as amended. Specific features of the PHONES and general terms of our debt securities are described in this prospectus.

What is McLeodUSA's Relationship to the PHONES?

         McLeodUSA Incorporated has no obligations whatsoever under the PHONES. We refer to McLeodUSA Incorporated, a Delaware corporation, as McLeodUSA. We refer to McLeodUSA Class A Common Stock, par value $.01 per share, as McLeodUSA stock. In describing the PHONES, the McLeodUSA stock initially comprises the reference shares. The reference shares may also include certain other publicly traded equity securities that may be distributed on or in respect of the McLeodUSA stock, or on or with respect to any publicly traded equity security into which any of those securities may be converted or exchanged. In describing the PHONES, we refer to McLeodUSA and any other company which may in the future become an issuer of reference shares as the reference company.

Who is McLeodUSA?

         According to publicly available documents, McLeodUSA is a facilities-based telecommunications provider, providing integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. McLeodUSA's integrated communications services include local, long distance, Internet access, data and voice mail services. McLeodUSA also derives revenue from the sale of advertising in print and electronic telephone directories, traditional local telephone company services and telemarketing services. McLeodUSA's principal executive offices are located at McLeodUSA Technology Park, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177, and its main phone number is (319) 364-0000. McLeodUSA is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC offices specified under "Where You Can Find More Information" on page 2.

         This prospectus relates only to the PHONES being offered and does not relate to the McLeodUSA stock or other securities of McLeodUSA. All disclosures contained in this prospectus regarding McLeodUSA are derived from the publicly available documents. We have not participated in the preparation of McLeodUSA's documents nor made any due diligence inquiry with respect to the information provided in those documents. We do not represent that McLeodUSA's publicly available documents or any other publicly available information regarding McLeodUSA are accurate or complete. We cannot provide you with any assurance that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph or that would affect the trading price of the McLeodUSA stock, have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning McLeodUSA could affect the trading price of the PHONES.

         Neither we nor our affiliates make any representation to you as to the performance of McLeodUSA, the McLeodUSA stock or any other securities of McLeodUSA.

What Number of Reference Shares is Attributable to Each PHONES?

         When the PHONES were originally issued, the number of reference shares attributable to each PHONES was .8772 shares. However, McLeodUSA declared a three-for-one stock split on February 29, 2000, paid on April 24, 2000 in the form of a dividend of two shares of McLeodUSA stock on each outstanding share of McLeodUSA stock. As a result, the number of reference shares currently attributable to each PHONES is 2.6316 shares, subject to dilution adjustments as described in this prospectus.

When Will You Receive Interest Payments?

         If you purchase the PHONES, you are entitled to receive quarterly basic interest payments of $1.2280 per PHONES, reflecting a basic interest rate of 7.25% per year on the original principal amount of $67.75, through February 15, 2003, and thereafter $.4234 per PHONES, reflecting a basic interest rate of 2.50% per year on the original principal amount of $67.75. When we refer in this prospectus to the basic interest on the PHONES at a particular time, we mean the basic interest computed at the basic interest rate in effect at that time.

         Interest on the PHONES began accruing on February 1, 2000. We will pay this interest quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, but subject to our right to defer quarterly payments of basic interest beginning after the February 15, 2003 payment.

         We will also distribute to you, based on the number of reference shares attributable to each PHONES,

      o an amount equal to any regular cash dividends paid during the preceding quarterly period on those reference shares; and

      o as additional interest, any property, including cash (other than any regular cash dividends), distributed on or in respect of those reference shares (other than publicly traded equity securities, which will themselves become reference shares).

As of the date of this prospectus, McLeodUSA has never paid a cash dividend on its McLeodUSA stock. If the additional interest on the reference shares includes publicly traded securities (other than equity securities) that can be transferred by us to you without registration under the federal securities laws and without breach of our contractual arrangements with McLeodUSA, and that will be freely transferable in your hands, then we will distribute those securities to you. Otherwise, we will distribute to you the then fair market value of any property comprising additional interest as determined in good faith by our board of directors. We will distribute any additional interest, including publicly traded securities not meeting the standards set forth above, to you within 20 business days after it is distributed to us.

         The contingent principal amount for each PHONES as of May 15, 2001 was $67.75. The contingent principal amount for each PHONES will be increased during each quarter, based on the contingent principal amount at the beginning of the quarter, by an amount equal to interest accrued on that beginning contingent principal amount at the basic interest rate on the PHONES then in effect, and will be reduced by the following amounts on the dates they are paid to holders of the PHONES:

      o     the quarterly basic interest payment made on the PHONES;

      o any amounts paid on the PHONES in respect of regular cash dividends paid on the reference shares during the quarter; and

      o any amounts paid on the PHONES in respect of the fair market value of any additional interest payments made during the quarter.

         As a result, the quarterly computations of the contingent principal amount will be made such that the yield to each date of computation (including all quarterly basic interest, all amounts paid in respect of regular cash dividends on the reference shares, and the fair market value of any additional interest payments) does not exceed a 7.25% annual yield, if such date of computation is on or before February 15, 2003, or the weighted average of a 7.25% annual yield through February 15, 2003, and of a 2.50% annual yield thereafter, if such date of computation is after February 15, 2003. Notwithstanding the foregoing, in the event that we redeem the PHONES on a date which is between February 1 and February 15, 2003, the contingent principal amount will not be increased by an amount equal to the interest accrued on the beginning contingent principal amount for the quarterly interest payment period beginning on November 15, 2002. In no event will the contingent principal amount be less than zero. Changes in the contingent principal amount will not affect the amount to be paid to holders of the PHONES in respect of the quarterly payments of basic interest, amounts relating to regular cash dividends on the reference shares, or additional interest.

When Can We Defer Payments of Basic Interest?

         We can defer quarterly basic interest payments on the PHONES as many times as we want beginning after the February 15, 2003 payment, but only for up to 20 consecutive quarterly periods. We cannot defer additional interest payments or quarterly payments equal to regular cash dividends paid on the reference shares at any time, and we cannot defer quarterly basic interest payments if an Event of Default (as defined on page 41) under the PHONES has occurred and is continuing. A deferral of basic interest payments cannot extend beyond the maturity date of the PHONES.

         If we defer quarterly payments of basic interest, the contingent principal amount of the PHONES will increase by the amount of the deferred quarterly payments of basic interest, plus accrued interest thereon at an annual rate of 2.50%, compounded quarterly, and the early exchange ratio (as defined on page 9) will be 100% of the reference shares for the quarter following each deferral of a payment of quarterly basic interest. Once we have paid all deferred quarterly basic interest, plus accrued interest thereon, together with the quarterly basic interest payment for the current quarterly interest payment period, the contingent principal amount will be reduced by the amount of that payment of deferred quarterly basic interest plus accrued interest thereon, the early exchange ratio will change to 95% of the reference shares, and we can again defer quarterly basic interest payments as described above.

         We have no current intention of deferring basic interest payments on the PHONES.

When Will the PHONES Mature?

         The PHONES will mature on February 15, 2030, unless they have been previously redeemed or exchanged.

         If the contingent principal amount is reduced to zero or if all of the reference shares cease to be outstanding as a result of a tender offer, an exchange offer, a business combination or otherwise, the maturity of the PHONES will not be accelerated and the PHONES will continue to remain outstanding, you will continue to receive quarterly payments of basic interest until the maturity date unless earlier redeemed by us, and you will receive the contingent principal amount, if any, on redemption or at maturity.

What Will You Receive at Maturity?

         At maturity you will be entitled to receive the higher of (a) the contingent principal amount of the PHONES, or (b) the sum of the then current market value of the reference shares on the maturity date plus any deferred quarterly payments of basic interest (including any current accrued interest thereon), plus, in either case, the final period distribution. In addition, if the distribution date for any distribution of additional interest falls after the maturity date, we will make the distribution on the distribution date.

Do We Have the Right to Redeem the PHONES Prior to Their Maturity?

         Yes. We may redeem at any time all but not some of the PHONES at a redemption price equal to the sum of (a) the higher of (1) the contingent principal amount of the PHONES or (2) the sum of the then current market value of the reference shares on the redemption date plus any deferred quarterly payments of basic interest (including any current accrued interest thereon), plus, in the case of either (1) or (2), the final period distribution, and (b) a redemption premium in an amount equal to $8.8007 per PHONES if we redeem prior to August 15, 2001, and that amount as successively reduced by $1.2280 per PHONES if we redeem prior to each following quarterly interest payment date through February 15, 2003, except that no amount referred to in this clause (b) will be payable in the event we redeem between February 6 and February 15, 2003. In addition, if the distribution date for any distribution of additional interest falls after the redemption date, we will make the distribution on the distribution date.

Do the PHONES Have Anti-Dilution Protection For Changes in the Reference Shares?

         Yes. If specific dilutive or anti-dilutive events occur with respect to the reference shares, the number and type of the reference shares that will be used to calculate the amount you will receive upon exchange, redemption or maturity of the PHONES will be adjusted to reflect those events. These adjustments are described in this prospectus under the heading "Description of PHONES--Dilution Adjustments."

Can You Exchange PHONES for McLeodUSA Stock?

         No.  You may, however, exchange your PHONES for cash.

When Can You Exchange the PHONES for Cash?

         At any time or from time to time, you may exchange your PHONES for an amount of cash per PHONES equal to a percentage (which we refer to as the early exchange ratio) of the then exchange market value of the reference shares attributable to each PHONES. The early exchange ratio is equal to (a) 95% of the then exchange market value of the reference shares or (b) during a deferral of the quarterly interest payments on the PHONES or, if we so elect, during the pendency of any tender or exchange offer for any of the reference shares, 100% of the then exchange market value of the reference shares. In addition, during the pendency of certain tender or exchange offers for any of the reference shares, if we have elected to increase the early exchange ratio, then we agree to also pay the other amounts described under the heading "Description of PHONES--Dilution Adjustments."

Will the PHONES be Listed on a Stock Exchange?

         No.

What Form are the PHONES Issued?

         The PHONES are represented by one or more global securities deposited with and registered in the name of The Depository Trust Company of New York City ("DTC") or its nominee. This means you will not receive a certificate for your PHONES.

What are the Federal Income Tax Consequences to You?

         The PHONES are characterized as indebtedness of ours for United States federal income tax purposes. Accordingly, you are required to include, in your income, interest with respect to the PHONES.

         Each PHONES constitutes a contingent payment debt instrument. As a result, you are required to include amounts in income, as ordinary income, in advance of the receipt of the cash attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the quarterly interest payments you receive. Any gain recognized by you on the sale or exchange of a PHONES will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the PHONES is described in this prospectus under the heading "Certain United States Federal Income Tax Considerations."

              General Indenture Provisions Applicable to the PHONES

Certain Covenants..............     The Indenture (as defined on page 21)
                                    contains covenants that, among other things, limit our ability and that of our subsidiaries and, for some limited matters, Alliant Energy Corporation to:

                                    o    issue, assume or guarantee certain
                                         additional secured indebtedness;

                                    o    engage in sale and lease-back
                                         transactions; and

                                    o    consolidate or merge.

                                    These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of PHONES" in this prospectus.

Events of Default..............     Each of the following is an event of default
                                    under the Indenture:

                                    o    the failure by us or Alliant Energy
                                         Corporation to pay principal of or
                                         premium, if any, on the PHONES when
                                         due;

                                    o    the failure by us or Alliant Energy
                                         Corporation for 30 days to pay interest
                                         when due on the PHONES, including basic
                                         interest, additional interest and
                                         amounts relating to cash dividends on
                                         the reference shares;

                                    o    the failure by us or Alliant Energy
                                         Corporation to perform other covenants
                                         with respect to the PHONES following 90
                                         days after receipt of notice of
                                         failure; and

                                    o    certain events of bankruptcy,
                                         insolvency or reorganization of us or
                                         Alliant Energy Corporation.

                                    These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of PHONES" in this prospectus.

Remedies.......................     If any event of default occurs and is
                                    continuing, the trustee under the Indenture or holders of at least 25% in aggregate principal amount of outstanding PHONES may declare the principal thereof immediately due and payable.

Other..........................     The PHONES vote together as a single class
                                    for purposes of determining whether the
                                    holders of the requisite percentage in
                                    outstanding principal amount have taken
                                    certain actions or exercised certain rights under the Indenture.

                          Summary Financial Information

Alliant Energy Resources, Inc.

         The following table sets forth our unaudited summary consolidated financial information. The information set forth below was derived from Alliant Energy Corporation's financial statements and notes. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the three months ended March 31, 2001 are not necessarily indicative of results to be expected for the full fiscal year.

                                                      (Unaudited)
                                                   Three Months Ended                    (Unaudited)
                                                        March 31,                  Year Ended December 31,
                                                   2001         2000(1)      2000(2)        1999(3)         1998
                                                   ----         ----         ----           ----            ----
                                                                      (In thousands)
Income Statement Data:
Operating revenues ......................     $  140,912    $   62,676     $  311,262    $  235,039    $  238,676
Operating income (loss) .................         11,880         3,943         19,147        (1,209)       (8,608)
Income (loss) before cumulative effect
   of a change in accounting principle,
   net of tax............................           (771)      (16,208)       210,537          38,332      (8,898)
Net income (loss)........................           (771)      (16,208)       227,210          38,332      (8,898)

                                                                     (Unaudited)                 (Unaudited)
                                                                      March 31,                  December 31,
                                                                 2001           2000          2000           1999
                                                                 ----           ----          ----           ----
                                                                                  (In thousands)
Balance Sheet Data:
Current assets.........................................       $  217,890     $   96,253    $  283,841     $  132,401
Non-current assets(4)..................................        1,807,499      2,633,389     2,028,916      1,716,148
Current liabilities....................................          185,818        199,341       246,405        197,669
Non-current liabilities (excludes minority interest)...          457,888        686,209       627,988        502,760
Minority interest......................................           22,243          7,107        23,341          7,208

(1) Includes $6 million of net income from gains on sales of McLeodUSA stock in the first quarter of 2000.

(2)      Includes $204 million of non-cash income related to Alliant Energy
         Corporation's adoption of SFAS 133 on July 1, 2000 and $16 million of net income from gains on sales of McLeodUSA stock in 2000.

(3) Includes $25 million of net income from gains on sales of McLeodUSA stock in 1999.

(4) Includes the market value of McLeodUSA of $486 million at March 31, 2001, $1,607 million at March 31, 2000, $791 million at December 31,
         2000 and $1,124 million at December 31, 1999.


Alliant Energy Corporation

         The following table sets forth selected consolidated financial information of Alliant Energy Corporation. The information set forth below was selected or derived from the financial statements and notes of Alliant Energy Corporation. The unaudited interim period financial information, in the opinion of Alliant Energy Corporation, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the unaudited three months ended March 31, 2001 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with the Alliant Energy Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations and the detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                              (Unaudited)
                                           Three Months Ended
                                               March 31,                              Year Ended December 31,
                                           ------------------     -----------------------------------------------------------
                                            2001         2000        2000(1)      1999(2)      1998(3)       1997         1996
                                            ----         ----        ----         ----         -------       ----         ----
                                                                  (Dollars in thousands except for per share data)

Income Statement Data:
Operating revenues ...................   $  852,713    $ 574,062   $2,404,984   $2,127,973   $2,130,874   $2,300,627   $2,232,840
Operating income .....................       89,276       88,390      381,056      376,535      283,302      336,383      365,439
Income before discontinued operations
   and cumulative effect of a change
   in accounting principle, net of
   tax................................       33,385       19,320      381,954      196,581       96,675      144,578      157,088
Net income............................       33,385       19,320      398,662      196,581       96,675      144,578      155,791
Per Share Data:
Income before discontinued operations
   and cumulative effect of a
   change in accounting principle
   (diluted)..........................   $     0.42   $     0.24   $     4.82   $     2.51   $     1.26   $     1.90   $     2.08
Earnings per average common
   share (diluted)....................   $     0.42   $     0.24   $     5.03   $     2.51   $     1.26   $     1.90   $     2.06
Dividends declared per common
   share..............................   $     0.50   $     0.50   $     2.00   $     2.00   $     2.00   $     2.00   $     1.97
Balance Sheet Data:
Total assets(4).................         $6,400,716   $6,877,817   $6,733,766   $6,075,683   $4,959,337   $4,923,550   $4,639,826

Long-term obligations, net......         $2,449,961   $2,141,093   $2,128,496   $1,660,558   $1,713,649   $1,604,305   $1,444,355

Ratio of Earnings to Fixed
   Charges......................               2.01         1.40         4.37         3.19         2.17         2.77         3.21

(1)  Includes $204 million ($2.58 per diluted share) of non-cash income related to Alliant Energy
     Corporation's adoption of SFAS 133 on July 1, 2000 and $16 million ($0.20 per diluted share) of net income from gains on sales of McLeodUSA stock in 2000.

(2)  Includes $25 million ($0.32 per diluted share) of net income from gains on sales of McLeodUSA stock in 1999.

(3)  The 1998 financial results reflect the recording of $54 million of pre-tax merger-related charges.

(4)  Includes the market value of McLeodUSA of $486 million at March 31, 2001, $1,607 million at
     March 31, 2000, $791 million at December 31, 2000, $1,124 million at December 31, 1999, $320 million at December 31, 1998, $328 million at December 31, 1997 and $29 million at December 31, 1996.

                                  RISK FACTORS

         You should consider carefully, in addition to the other information contained and incorporated by reference in this prospectus, the following factors before purchasing the PHONES offered hereby.

Return on the PHONES Depends on the McLeodUSA Stock

         The terms of the PHONES differ from those of ordinary debt securities because:

o the interest payments on the PHONES may change depending upon the dividend policy of McLeodUSA or any other reference company;

o the PHONES are exchangeable for cash in an amount based on the then exchange market value of the reference shares; and

o the contingent principal amount of the PHONES will be adjusted to reflect the accrual and payment of basic interest, payments on the PHONES in respect of regular cash dividends on the reference shares and distributions of additional interest on the PHONES in respect of distributions of cash or property on the reference shares, and otherwise in the manner described in this prospectus. Changes in the contingent principal amount will not affect the amount of the quarterly payments of basic interest, of amounts relating to regular cash dividends on the reference shares, or of additional interest.

         Accordingly, the return that a holder of the PHONES will receive is not comparable to that of an ordinary fixed income debt security issued by us.

         The dividend policy of McLeodUSA is entirely outside of our control. As of the date of this prospectus, McLeodUSA has never paid a cash dividend on its McLeodUSA stock. You should not expect that McLeodUSA will commence paying dividends in the future or, if commenced, that the dividend rate on the McLeodUSA stock will remain the same during the period the PHONES are outstanding.

         It is impossible to predict whether the price of the McLeodUSA stock will rise or fall. Trading prices of the McLeodUSA stock will be influenced by McLeodUSA's operating results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the over-the-counter market and the market segments of which McLeodUSA is a part. In addition, the stock market in general, and the stocks of telecommunications and technology companies like McLeodUSA in particular, have experienced significant volatility. These broad market and industry fluctuations may adversely affect the trading price of the McLeodUSA stock.

         As of June 30, 2001, we beneficially owned approximately 56.1 million shares of McLeodUSA Class A Common Stock, $.01 par value per share. Our sales of the McLeodUSA stock are subject to certain restrictions and obligations under the Third Amended and Restated November 1998 Shareholders Agreement, dated as of March 10, 2000, as amended, and the Third Amended and Restated January 1999 Shareholders Agreement, dated as of March 10, 2000, as amended. Our obligations under those agreements do not affect our obligations under the PHONES.

         Even though not required, we have escrowed 15,634,230 shares of McLeodUSA stock and, subject to our stockholders' agreement relating to the McLeodUSA stock, we currently expect to sell those shares to raise the proceeds to pay the amount due upon exchange, maturity or redemption of the PHONES. Our Board of Directors can, however, release these escrowed shares with a supermajority vote.

Although we cannot assure you that these sales of the McLeodUSA stock will not adversely affect the market for the McLeodUSA stock or the amount due upon exchange, maturity or redemption of the PHONES, we have no reason to believe that any of these sales will have this effect.

         You should read McLeodUSA's publicly available documents for a discussion of the risks and uncertainties associated with McLeodUSA and the McLeodUSA stock.

Fluctuations in the Market Value of the PHONES and the McLeodUSA Stock May Affect Our Reported Earnings

         On July 1, 2000, Alliant Energy Corporation adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires us to split the value of the PHONES into a debt component and a derivative component. The payment feature tied to the McLeodUSA stock is considered an embedded derivative under SFAS 133 that must be accounted for as a separate derivative instrument. Prior to the adoption of SFAS 133, changes in fair value of all of the McLeodUSA stock had been recorded in the accumulated other comprehensive income component of shareowners' equity on Alliant Energy Corporation's Consolidated Balance Sheets, as these securities had been classified as available-for-sale. With the adoption of SFAS 133, Alliant Energy Corporation designated 15.6 million shares of McLeodUSA stock as trading securities. Subsequent changes in the fair value of securities designated as trading securities are reflected as increases or decreases in Alliant Energy Corporation's net income. These trading gains or losses are expected to correspond with and substantially offset changes in the intrinsic value of the derivative component of the PHONES; however, there may be periods with significant non-cash increases or decreases to our net income pertaining to the PHONES and the related shares of McLeodUSA stock.

McLeodUSA Has No Obligations With Respect to the PHONES

         In addition to our beneficial ownership of McLeodUSA common stock, we have contractual rights to designate one director to serve on McLeodUSA's board of directors, and certain agreements between McLeodUSA and Alliant Energy Corporation's public utility operating companies pursuant to which those operating companies grant McLeodUSA access to certain towers, rights-of-way, conduits and poles in exchange for capacity on McLeodUSA's communications network. Although we have no reason to believe the information concerning McLeodUSA included or referred to in this prospectus is not reliable, we do not warrant that events have not occurred, which are not yet publicly disclosed by McLeodUSA, that would affect either the accuracy or completeness of the information concerning McLeodUSA included or referred to in this prospectus. McLeodUSA is not involved in the offering of the PHONES and has no obligations with respect to the PHONES, including any obligation to take our interests (other than as a holder of the McLeodUSA stock) or your interests into consideration for any reason or under any circumstance.

         McLeodUSA did not receive any of the proceeds of the original offering of the PHONES, will not receive any proceeds of the resale of the PHONES from any security holder and was not responsible for, and did not participate in, determining the timing of, prices for or quantities of the PHONES originally offered or those resold hereby. McLeodUSA is not involved with the administration, marketing or trading of the PHONES nor in the preparation of this prospectus and has no obligations with respect to the amount to be paid to holders of the PHONES upon exchange, maturity or redemption. Holders of the PHONES are not entitled to any rights with respect to the McLeodUSA stock other than indirectly pursuant to the express terms of the PHONES.

Basic Interest May be Deferred

         We can defer quarterly basic interest payments on the PHONES as many times as we want beginning after the February 15, 2003 payment, but only for up to 20 consecutive quarterly periods. We cannot defer payments in respect of regular cash dividends or additional interest distributions at any time, and we cannot defer quarterly basic interest payments if an event of default under the PHONES has occurred and is continuing. A deferral of basic interest payments cannot extend beyond the maturity date of the PHONES.

         If we defer quarterly basic interest payments, the contingent principal amount of the PHONES will be increased by the amount of the deferred quarterly basic interest payments, plus accrued interest thereon, at an annual rate equal to 2.50%, compounded quarterly at that rate, and the early exchange ratio (as defined on page 9) will be 100% of the reference shares for the quarter following each deferral of a payment of quarterly basic interest. Once we have paid all deferred quarterly basic interest, plus accrued interest thereon, together with the quarterly basic interest payment for the current quarterly interest payment period, the contingent principal amount will be reduced by the amount of that payment of deferred quarterly basic interest plus accrued interest thereon, the early exchange ratio will change to 95% of the reference shares, and we can again defer quarterly basic interest payments as described above.

The Number of Reference Shares Attributable to Each PHONES Will Not Adjust for Some Dilutive Transactions Involving the Reference Shares

         If specific dilutive or anti-dilutive events occur with respect to the reference shares, the number and type of reference shares that will be used to calculate the amount you will receive upon exchange, maturity or redemption of a PHONES will be adjusted to reflect such events. These adjustments will not take into account various other events, such as offerings of the reference shares for cash or business acquisitions by a reference company with the reference shares, that may adversely affect the price of the reference shares and may adversely affect the trading price of and market value of the PHONES. We cannot assure you that a reference company will not make offerings of the reference shares or other equity securities or enter into such business acquisitions in the future. See "Description of PHONES--Dilution Adjustments" in this prospectus.

The PHONES are Unsecured Obligations That Rank Equally With Existing and Future Additional Senior Indebtedness

         Neither the PHONES nor the Indenture under which the PHONES were issued limit our or our subsidiaries' ability to incur additional senior indebtedness, or to grant liens on assets to secure indebtedness, to pay dividends or to repurchase shares of capital stock. The Indenture does not contain any provisions specifically intended to protect holders of the PHONES in the event of a sudden and significant decline in our credit quality or a highly leveraged transaction involving us, including a change of control, or other similar transaction that may adversely affect holders of the PHONES.

The PHONES are not Secured by any of Our Assets, Including the Shares of McLeodUSA Stock That We Currently Own

         The PHONES are not secured by any of our assets, including our shares of McLeodUSA stock, or the assets of Alliant Energy Corporation. The PHONES are, however, unconditionally guaranteed by Alliant Energy Corporation. The PHONES are our senior debt that ranks equal to our $250 million 7 3/8% Senior Notes due 2009, which we issued in November 1999 and exchanged for replacement notes in May 2000.

Potential Adverse Tax Consequences of Purchasing the PHONES

         If you are considering purchasing the PHONES, you should reach an investment decision only after consulting with your advisors as to the suitability of an investment in the PHONES in light of your particular circumstances. You should also consider the tax consequences of investing in the PHONES. The amount of interest income required to be included by you for each year will be in excess of the quarterly interest payments you actually receive. As a result, you will be required to include amounts in income as ordinary income, in advance of the receipt of the related cash. Any gain recognized by you on the sale or exchange of the PHONES will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United States Federal Income Tax Considerations."

             PRICE RANGE AND DIVIDEND HISTORY OF THE MCLEODUSA STOCK

         The McLeodUSA stock is listed and traded on The Nasdaq Stock Market under the symbol "MCLD."

         The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sales prices of the McLeodUSA stock as reported on The Nasdaq Stock Market. All prices have been adjusted for the 2 for 1 stock split effective July 27, 1999 and the subsequent 3 for 1 stock split effective April 24, 2000. To date, McLeodUSA has never paid a cash dividend on its McLeodUSA stock.

                                                           McLeodUSA Stock
                                                                Price
                                                          High           Low
1999:
First quarter.....................................     $ 7.375        $ 5.063
Second quarter....................................      10.319          7.281
Third quarter.....................................      14.250          7.542
Fourth quarter....................................      21.125         12.208

2000:
First quarter.....................................      35.938         16.500
Second quarter....................................      29.500         13.688
Third quarter.....................................      25.125         10.500
Fourth quarter....................................      19.500         11.500

2001:
First quarter.....................................      22.562          8.250
Second quarter....................................       9.810          2.300
Third quarter (through July 18, 2001).............       4.170          2.730


         On March 25, 2001, there were 5,138 holders of record of the McLeodUSA stock. The last reported sales price of the McLeodUSA stock on The Nasdaq Stock Market on July 18, 2001 was $2.78.

                   USE OF PROCEEDS

         We are registering the PHONES for resale by the selling security holders to satisfy our obligations under the registration rights agreement we entered into in connection with the original issuance of the PHONES. We will not receive any cash proceeds from the resale of the PHONES by the selling security holders.

                     DESCRIPTION OF OUTSTANDING INDEBTEDNESS

         The following is information concerning our indebtedness other than the PHONES.

         We are a party to a revolving 3-Year Credit Agreement with various banking institutions. This agreement extends through October 2003, with one-year extensions available upon agreement by the parties. We also use unused borrowing availability under this agreement to support our commercial paper program. A combined maximum of $450 million of borrowings under this agreement and commercial paper backed by this facility may be outstanding at any time. Interest rates and maturities are set at the time of borrowing. The rates are based upon quoted market prices and the maturities are less than one year. At March 31, 2001, we had no direct borrowings under this facility and $418 million of commercial paper outstanding and backed by this facility, with interest rates ranging from 4.90% to 6.37% and maturities ranging from six to 54 days. We intend to continue issuing commercial paper backed by this facility. At March 31, 2001, we had $32 million of credit capacity available under this facility. No conditions existed at March 31, 2001 that would prevent the issuance of commercial paper or direct borrowings under the 3-Year Credit Agreement.

         We are also a party to a revolving 364-Day Credit Agreement with various banking institutions. This agreement extends through October 15, 2001, with 364-day extensions available upon agreement by the parties. We also use the unborrowed portion of this agreement to support our commercial paper program. A combined maximum of $150 million of borrowings under this agreement and commercial paper backed by this facility may be outstanding at any one time. Interest rates and maturities are set at the time of borrowing. The rates are based upon quoted market prices and the maturities are less than one year. At March 31, 2001, we had no borrowings under this facility and no commercial paper backed by this facility outstanding and we had $150 million of credit capacity available under this facility. No conditions existed at March 31, 2001 that would prevent the issuance of commercial paper or direct borrowings under the 364-Day Credit Agreement.

         In November 1999, we completed a private placement of $250,000,000 of our 7-3/8% Senior Notes due 2009 in accordance with Rule 144A under the Securities Act of 1933. Alliant Energy Corporation has agreed to fully and unconditionally guarantee the payment of principal and interest on the 7-3/8% Senior Notes. In May 2000, we exchanged new registered 7-3/8% Senior Notes due 2009 for all our outstanding unregistered 7-3/8% Senior Notes due 2009. Both series of 7-3/8% Senior Notes were issued as series of debt under the same indenture that the PHONES were. The 7-3/8% Senior Notes mature on November 9, 2009 and rank equally with the PHONES.

                              DESCRIPTION OF PHONES

         The PHONES were issued as a series of debt securities under and governed by an Indenture, dated as of November 4, 1999, as supplemented and amended by the First Supplemental Indenture, dated as of November 4, 1999, and by the Second Supplemental Indenture dated February 1, 2000 creating the PHONES (the Second Supplemental Indenture is referred to herein as the "Supplemental Indenture," and collectively with the Indenture and the First Supplemental Indentures as the "Indenture"), between us and Firstar Bank, N.A., as trustee and paying agent (the "Trustee"). The following summary of certain provisions of the Indenture, the PHONES and the guarantee is not complete, and is qualified in its entirety by reference to the provisions of the Indenture. The Indenture is not qualified as an indenture under the Trust Indenture Act of 1939. Copies of the Indenture are available for inspection on any business day during normal business hours at the office of the Trustee in Milwaukee, Wisconsin or New York, New York. The holders of PHONES are entitled to the benefits of, are bound by, and are deemed to have notice of, all the provisions of the Indenture. Wherever defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference.

General

         The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued from time to time in one or more series as provided in a supplemental indenture or Board Resolution. The PHONES are unconditionally guaranteed by Alliant Energy Corporation, were initially limited to 5,940,960 PHONES and mature on February 15, 2030.

         As of the date hereof, the only debt securities outstanding under the Indenture are $250 million aggregate principal amount of our 7 3/8% Senior Notes due 2009 (whether initial issuance or issued on registered exchange therefore). The provisions of the Indenture described below are also generally applicable to our senior notes.

Interest

         We will make quarterly basic interest payments in an amount equal to $1.2280 per PHONES, reflecting a basic interest rate of 7.25% per year on the original principal amount, through February 15, 2003, and thereafter in an amount equal to $.4234 per PHONES, reflecting a basic interest rate of 2.50% per year on the original principal amount, in each case plus the amount of any regular cash dividends paid on the reference shares attributable to each PHONES.

         Interest on the PHONES is paid quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, to holders of record at the close of business on February 1, May 1, August 1 or November 1, as the case may be, immediately preceding that payment date whether or not a business day, but subject to our right to defer quarterly payments of basic interest beginning after the February 15, 2003 payment. When we refer in this prospectus to the basic interest on the PHONES at a particular time, we mean the basic interest as computed at the basic rate in effect at that time.

         We will also distribute to you, as additional interest on the PHONES, any property, including cash (other than any regular cash dividends), distributed on or with respect to the reference shares (other than publicly traded equity securities, which will themselves become reference shares). If the additional interest on the reference shares includes publicly traded securities (other than equity securities) that can be transferred by us to you without registration under the federal securities laws and without breach of our contractual arrangements with McLeodUSA, and that will be freely transferable in your hands, then we will distribute those securities to you. We will not, however, distribute fractional units of securities to you. We will pay you cash instead of distributing the fractional units. Otherwise, we will distribute to you the then fair market value of any property comprising additional interest, including publicly traded securities not meeting the standards set forth above, as determined in good faith by our board of directors. We will distribute any additional interest to holders of the PHONES within 20 business days after it is distributed to us. The record date for any distribution of additional interest will be the 10th business day after the date any cash or property is distributed to us.

         The contingent principal amount for each PHONES will be increased during each quarter, based on the contingent principal amount at the beginning of the quarter, by an amount equal to interest accrued on that beginning contingent principal amount at the basic interest rate on the PHONES then in effect, and will be reduced by the following amounts on the dates they are paid to holders of the PHONES:

      o     the quarterly basic interest payment made on the PHONES;

      o any amounts paid on the PHONES in respect of regular cash dividends paid on the reference shares during the quarter; and

      o any amounts paid on the PHONES in respect of the amount of the fair market value of any additional interest payments made during the quarter.

         As a result, the quarterly computations of the contingent principal amount will be made such that the yield to each date of computation (including all quarterly basic interest, all amounts paid in respect of regular cash dividends on the reference shares, and the fair market value of any additional interest payments) does not exceed a 7.25% annual yield, if such date of computation is on or before February 15, 2003, or the weighted average of a 7.25% annual yield through February 15, 2003, and of a 2.50% annual yield thereafter, if such date of computation is after November 15, 2002. Notwithstanding the foregoing, in the event that we redeem the PHONES on a date which is between February 6 and February 15, 2003, the contingent principal amount will not be increased by an amount equal to the interest accrued on the beginning contingent principal amount for the quarterly interest payment period beginning on November 15, 2002. In no event will the contingent principal amount be less than zero. Changes in the contingent principal amount will not affect the amount to be paid to holders of PHONES in respect of the quarterly interest payments of basic interest, amounts relating to regular cash dividends on the reference shares, or additional interest.

         If basic interest or additional interest is payable on a date that is not a business day (as defined at the end of this paragraph), payment will be made on the next business day (and without any interest or other payment in respect of this delay). A "business day" means any day that is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law to close.

         Principal, premium, if any, and interest or distributions on the PHONES will be payable at the office or agency we maintain for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the PHONES at their respective addresses set forth in the register of holders of the PHONES. Until we otherwise designate, our office or agency in New York will be the office of the trustee maintained for that purpose. The PHONES have been issued in denominations of one PHONES and integral multiples thereof.

Deferral of Interest Payments

         If no event of default has occurred and is continuing under the PHONES, we can, on one or more occasions beginning after the February 15, 2003 payment, defer quarterly basic interest payments on the PHONES for up to 20 consecutive quarterly periods. If we terminate a deferral period and subsequently elect to defer quarterly basic interest payments, we will again be subject to the 20 consecutive quarterly period limitation.

         Any deferral of basic interest payments cannot extend, however, beyond the maturity date of the PHONES. We can never defer distributions of additional interest or quarterly payments equal to regular cash dividends paid on the maximum number of reference shares.

         If we defer quarterly payments of basic interest, the contingent principal amount of the PHONES will increase by the amount of the deferred quarterly payments of basic interest, plus accrued interest thereon at an annual rate equal to 2.50%, compounded quarterly, and the early exchange ratio will be 100% of the reference shares for the quarter following each deferral of a payment of quarterly interest. Once we have paid all deferred quarterly basic interest, plus accrued interest thereon, together with the quarterly basic interest payment for the current quarterly interest payment period, the contingent principal amount will be reduced by the amount of that payment of deferred quarterly basic interest plus accrued interest thereon, the early exchange ratio will change to 95% of the reference shares, and we can again defer quarterly basic interest payments as described above.

         If we elect to defer basic interest on the PHONES in any particular quarter, we will give the trustee notice. We will also prepare a press release and provide it to DTC for dissemination through the DTC broadcast facility. We will give this notice one business day before the earlier of:

      o the record date for the next date that interest on the PHONES is payable; or

      o the date we are required to give notice to The Nasdaq Stock Market (or any other applicable self-regulatory organization) or to holders of the PHONES as of the record date or the date any quarterly interest payment is payable.

         We refer to the last date on which we can give notice that we intend to defer the payment of basic interest in respect of a quarterly payment of interest as a deferral notice date.

         We have no current intention of deferring basic interest payments on the PHONES.

Principal Amount

         The original principal amount per PHONES is equal to $67.75. The minimum amount payable upon redemption or maturity of a PHONES (which we refer to as the contingent principal amount) was $67.75 as of May 15, 2001. The contingent principal amount for each PHONES will be increased during each quarter, based on the contingent principal amount at the beginning of the quarter, by an amount equal to interest accrued on that beginning contingent principal amount at the basic interest rate on the PHONES then in effect, and on the dates the following amounts are paid to holders of the PHONES, will be reduced by:

      o     the quarterly basic interest payment made on the PHONES;

      o any amounts paid on the PHONES in respect of regular cash dividends paid on the reference shares during the quarter; and

      o any amounts paid on the PHONES in respect of the market value of any additional interest payments made during the quarter.

Notwithstanding the foregoing, in the event that we redeem the PHONES on a date which is between February 6 and February 15, 2003, the contingent principal amount will not be increased by an amount equal to the interest accrued on the beginning contingent principal amount for the quarterly interest payment period beginning on November 15, 2002. In no event will the contingent principal amount be less than zero.

         If the contingent principal amount is reduced to zero or if all of the reference shares cease to be outstanding as a result of a tender offer, an exchange offer, a business combination or otherwise, the maturity of the PHONES will not be accelerated, the PHONES will continue to remain outstanding until the maturity date unless earlier redeemed by us, and you will receive the contingent principal amount, if any, on the redemption date or the maturity date.

         At maturity you will be entitled to receive the higher of (a) the contingent principal amount of the PHONES or (b) the sum of the then current market value (as defined on page 26) of the reference shares on the maturity date plus any deferred quarterly payments of basic interest (including any accrued interest thereon), plus, in the case of either (a) or (b), the final period distribution. In addition, if the distribution date for any distribution of additional interest falls after the maturity date, we will make the distribution on the distribution date.

         A "final period distribution" means, in respect of (a) the maturity date, a distribution determined in accordance with clauses (2), (3) and (4) below, and (b) the redemption date, a distribution determined in accordance with clauses (1), (2), (3) and (4) below. If the redemption date is in connection with a rollover offering, the distribution determined in accordance with clause
(4) shall be all dividends and distributions on or in respect of the reference shares on the pricing date (defined below) would be entitled to receive.

      (1) Unless (a) the redemption date of the PHONES is also a quarterly interest payment date or (b) quarterly interest has been deferred for the then current quarterly dividend period, an amount equal to the basic annual interest rate on the PHONES accrued on the original principal amount of the PHONES from the most recent interest payment date to the date of redemption, or to the date of the next quarterly interest payment date in the case of a redemption of the PHONES on a date which is between February 6 and February 15, 2003, plus

      (2) a distribution equal to the sum of all dividends and distributions on or in respect of the reference shares declared by the applicable reference company and for which the ex-date for the dividend or distribution falls during the period from the date we issue the PHONES to the most recent interest payment date and which have not been distributed to holders of reference shares prior to the most recent interest payment date, plus

      (3) a distribution equal to the sum of all dividends and distributions on or in respect of the reference shares which a holder of reference shares on the latest ex-date for a dividend or distribution occurring during the period from the most recent quarterly interest payment date to the date immediately preceding the first trading day of the averaging period (as defined below) is entitled to receive, plus

      (4) a distribution equal to the sum of, for each successive day in the averaging period that is anticipated on the first day of the averaging period to be a trading day, the amounts determined in accordance with the following formula:

                                  E x (1-0.05n)

         where:

         E   =    all dividends and distributions on or in respect of the
                  reference shares which a holder of the reference shares on the applicable day would be entitled to receive, provided that the ex-date for the dividend or distribution date that occurs on a day that is not a scheduled trading day shall be deemed to have occurred on the immediately preceding scheduled trading day; and

         n   =    the number of scheduled trading days that have elapsed in
                  the averaging period with the first trading day of the averaging period being counted as zero.

         A holder of the PHONES is only entitled to receive distributions determined in accordance with clauses (2), (3) or (4) to the extent actually distributed by the applicable reference company. Cash amounts paid by the applicable reference company on reference shares as described in clauses (2),
(3) or (4) before the redemption date or the maturity date, as the case may be, will be paid on the redemption date or the maturity date, as the case may be. All other property distributed, or the cash value of the property, will be distributed within 20 business days after it is distributed to us.

Exchange Option

         You may at any time or from time to time exchange a PHONES for an amount of cash equal to a percentage of the then exchange market value of the reference shares attributable to each PHONES (which we refer to as the early exchange ratio). The early exchange ratio will be equal to:

      o 95% of the then exchange market value of the reference shares attributable to each PHONES; or

      o during a deferral of the quarterly interest payments on the PHONES or, if we so elect, during the pendency of any tender or exchange offer for any of the reference shares, 100% of the then exchange market value of the reference shares attributable to each PHONES.

         We will pay you the amount due upon exchange as soon as reasonably practicable after you deliver an exchange notice to the trustee, but in no event earlier than three trading days after the date of your notice or later than 15 trading days after the date of your notice.

         The "exchange market value" means the closing price (as defined below) on the trading day (as defined below) following the date you deliver an exchange notice to the trustee, unless more than 200,000 PHONES have been delivered for exchange on that date. If more than 200,000 PHONES have been delivered for exchange, then the exchange market value shall be the average closing price on the five trading days following that date.

         If more than 200,000 PHONES are delivered for exchange on any one day, we will give the trustee notice. We will also issue a press release prior to 9:00 a.m. New York City time on the next trading day, and provide it to DTC for dissemination through the DTC broadcast facility. Our failure to provide this notice, however, will not affect the determination of exchange market value as described above.

         So long as the PHONES are held through The Depository Trust Company of New York City ("DTC"), you may exercise your exchange right through the relevant direct participant in the DTC ATOP system. If the PHONES are held in certificated form, you may exercise your exchange right as follows:

      o complete and manually sign an exchange notice in the form available from the trustee and deliver this notice to the trustee at the office maintained by the trustee for this purpose;

      o     surrender the PHONES to the trustee;

      o     if required, furnish appropriate endorsement and transfer documents;
            and

      o     if required, pay all transfer or similar taxes.

         Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the redemption date with respect to the PHONES delivered for exchange.

         As of June 30, 2001, we beneficially owned approximately 56.1 million shares of McLeodUSA stock. We may, but are not required to, hold a number of shares of the McLeodUSA stock equal to the number of the PHONES outstanding until maturity or redemption of the PHONES and, subject to our stockholders agreement concerning the McLeodUSA stock, sell those shares to raise the proceeds to pay the amount due upon exchange, maturity or redemption of the PHONES. Although we cannot assure you that these sales of the McLeodUSA stock will not adversely affect the market for McLeodUSA stock or the amount due upon exchange, maturity or redemption, we have no reason to believe that any of these sales will have this effect.

Redemption

         We may redeem at any time all but not some of the PHONES at a redemption price equal to the sum of (a) the higher of (1) the contingent principal amount of the PHONES or (2) the sum of the then current market value of the reference shares on the redemption date plus any deferred quarterly payment of interest (including any accrued interest thereon), plus, in the case of either (1) or (2), the final period distribution, and (b) a redemption premium in an amount equal to $8.8007 per PHONES if we redeem prior to the quarterly interest payment date on August 15, 2001, and that amount as successively reduced by $1.2280 per PHONES if we redeem prior to each following quarterly interest payment date through the quarterly interest payment date on February 15, 2003, except that no amount referred to in this clause (b) will be payable in the event we redeem between February 6 and February 15, 2003. In addition, if the distribution date for any distribution of additional interest falls after the redemption date, we will make the distribution on the distribution date.

         The "current market value" (other than in the case of a rollover offering, which is described below) is defined as the average closing price per reference share on the 20 trading days (which we refer to as the averaging period) immediately prior to (but not including) the fifth business day preceding the maturity date or the redemption date, as the case may be; provided, however, that for purposes of determining the payment required upon redemption in connection with a rollover offering, "current market value" means the closing price per reference share on the trading day immediately preceding the date that the rollover offering is priced (which we refer to as the pricing date) or, if the rollover offering is priced after 4:00 p.m., New York City time, on the pricing date, the closing price per share on the pricing date, except that if there is not a trading day immediately preceding the pricing date or (where pricing occurs after 4:00 p.m., New York City time, on the pricing date) if the pricing date is not a trading day, "current market value" means the market value per reference share as of the redemption date as determined by a nationally recognized independent investment banking firm retained by us.

         A "rollover offering" means a refinancing of the PHONES by way of either (a) a sale of the reference shares or (b) a sale of securities that are priced by reference to the reference shares, in either case, by means of a completed public or private offering or offerings by us and which is expected to yield net proceeds which are sufficient to pay the redemption amount for all of the PHONES. The trustee will notify you if we elect to redeem your PHONES in connection with a rollover offering not less than 30 nor more than 60 business days prior to the redemption date. We will also issue a press release prior to 4:00 p.m., New York City time, on the business day immediately before the day on which the closing price of the reference shares is to be measured for the purpose of determining the current market value in connection with a rollover offering. The notice will state we are firmly committed to price the rollover offering, will specify the date on which the rollover offering is to be priced (including whether the rollover offering will be priced during trading on the pricing date or after the close of trading on the pricing date) and consequently, whether the closing price for the reference shares by which the current market value will be measured will be the closing price on the trading date immediately preceding the pricing date or the closing price on the pricing date. We will provide that press release to DTC for dissemination through the DTC broadcast facility.

         The "closing price" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of that security (regular way) on The Nasdaq Stock Market on that date or, if that security is not listed for trading on The Nasdaq Stock Market on that date, as reported in the composite transactions for the principal United States securities exchange on which that security is so listed, or if that security is not so listed on a United States national or regional securities exchange, the last quoted bid price for that security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. In the event that no such quotation is available for any day, our board of directors will be entitled to determine the closing price on the basis of those quotations that it in good faith considers appropriate. To the extent that trading of reference shares normal way continues past 4:00 p.m., New York City time, "closing price" shall be deemed to refer to the price at the time that is then customary for determining the trading day's index levels for stocks traded on the primary national securities exchange or automated quotation system on which the reference shares are then traded or quoted. All references to 4:00 p.m., New York City time, in the definition of "current market value" shall thereafter be deemed to refer to the then customary determination time.

         A "trading day" is defined as a day on which the security, the closing price of which is being determined, (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of that security.

         We will give you 30 business days' notice before the redemption of the PHONES and will irrevocably deposit with the trustee sufficient funds to pay the redemption amount. Distributions to be paid on or before the redemption date of the PHONES will be payable to the holders on the record dates for the related dates of distribution.

         Once notice of redemption is given and funds are irrevocably deposited, interest on the PHONES will cease to accrue on and after the date of redemption and all rights of the holders of the PHONES will cease, except for the right of the holders to receive the redemption amount (but without interest on that redemption amount).

         If the redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of that delay).

         If we improperly withhold or refuse to pay the redemption amount for the PHONES, interest on the PHONES will continue to accrue at an annual rate equal to the basic rate of interest then in effect, even if such rate is lower than the rate in effect when the amount owed originally accrued, from the original redemption date to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount. The final period distribution will be deemed paid on the original redemption date to the extent paid as set forth in the definition of final period distribution above.

         In compliance with applicable law (including the U.S. securities laws), we and our affiliates may, at any time, purchase outstanding PHONES by tender offer, in the open market or by private agreement.

Ranking

         The PHONES are our senior, unsecured and unsubordinated obligations ranking equally and ratably with all our other senior, unsecured and unsubordinated obligations. The PHONES are unconditionally guaranteed by Alliant Energy Corporation. The guarantees are unsecured obligations of Alliant Energy Corporation and rank equally with all other unsecured and unsubordinated indebtedness of Alliant Energy Corporation. Because we are a holding company and conduct substantially all of our operations through our subsidiaries, the rights of our creditors, including those under the PHONES, to participate in any distributions of the assets of any of our subsidiaries or joint ventures, upon liquidation or reorganization or otherwise, are necessarily subject, and therefore are effectively subordinated, to the prior claims of creditors of any of our subsidiaries or joint ventures (including trade creditors and holders of indebtedness issued by such subsidiary or joint venture), except to the extent our claims as a creditor may be recognized.

         In addition, because Alliant Energy Corporation is a holding company which conducts substantially all of its operations through subsidiaries, including us, the right of Alliant Energy Corporation, and hence the right of creditors of Alliant Energy Corporation (including holders of the PHONES through the guarantee), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiaries, except to the extent that claims of Alliant Energy Corporation itself as a creditor of the subsidiary may be recognized.

         The PHONES are effectively subordinated to all of our future secured indebtedness and the related guarantees are effectively subordinated to all future secured indebtedness of Alliant Energy Corporation.

Amount Payable Upon Bankruptcy

         Upon dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings in respect of our company, holders of the PHONES should be entitled to a claim against us in an amount equal to the higher of (a) the contingent principal amount of the PHONES or (b) the sum of the then current market value (without giving effect to the provisions relating to rollover offerings) of the reference shares plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in the case of either
(a) or (b), the final period distribution determined as if the date of such event was the maturity date of the PHONES.

Dilution Adjustments

         For purposes of this offering memorandum, "reference company" means McLeodUSA and any other issuer of a reference share.

         A "reference share" means, collectively:

      o     currently, 2.6316 shares of McLeodUSA stock;

      o each share or fraction of a share of publicly traded equity securities received by a holder of a reference share in respect of that reference share, and, to the extent the reference share remains outstanding after any of the following events but without duplication, including the reference share, in each case directly or as the result of successive applications of this paragraph upon any of the following events:

            o the distribution on or in respect of a reference share in reference shares;

            o the combination of reference shares into a smaller number of shares or other units;

            o the subdivision of outstanding shares or other units of reference shares;

            o the conversion or reclassification of reference shares by issuance or exchange of other securities;

            o any consolidation or merger of a reference company, or any surviving entity or subsequent surviving entity of a reference company (which we refer to as a reference company successor), with or into another entity (other than a merger or consolidation in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the reference company or another corporation);

            o any statutory exchange of securities of the reference company or any reference company successor with another corporation (other than in connection with a merger or acquisition and other than a statutory exchange of securities in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the statutory exchange is not exchanged for cash, securities or other property of the reference company or another corporation); or

            o any liquidation, dissolution or winding up of the reference company or any reference company successor; and

      o a reference share as adjusted by any reference share offer adjustment.

         As described above under "Interest," we will pay as additional interest to holders of the PHONES any property received in distribution on a reference share, unless it is also a reference share, in which case it shall become part of a reference share. Upon any distribution of fractional shares or units of securities, other than fractional reference shares, we will pay the holders cash in lieu of distribution of such fractional shares or other units.

         A "reference share offer" means any tender offer or exchange offer made for all or a portion of a class or series of reference shares of a reference company.

         If a reference share offer is made, we will, at our option, either:

      o during the pendency of the offer, increase the early exchange ratio to 100% of the reference shares and, if we exercise this option prior to February 15, 2003, agree to pay to each exchanging PHONES holder an amount equal to the redemption premium (as described above under "--Redemption") that would be owed to that holder if we had redeemed the PHONES on the date of exchange; or

      o     make a reference share offer adjustment.

         A "reference share offer adjustment" means including as part of a reference share each share of publicly traded equity securities, if any, deemed to be distributed on or in respect of a reference share as average transaction consideration less the reference share proportionate reduction (as defined below).

         The average transaction consideration deemed to be received by a holder of one reference share in a reference share offer will be equal to (a) the aggregate consideration actually paid or distributed to all holders of reference shares that participated in the reference share offer, divided by (b) the total number of reference shares outstanding immediately prior to the expiration of the reference share offer and entitled to participate in that reference share offer.

         The "reference share proportionate reduction" means a proportionate reduction in the number of reference shares which are the subject of the applicable reference share offer and attributable to one PHONES calculated in accordance with the following formula:

                           R        =           X
                                            ---------
                                                N
         where:

         R   =    the fraction by which the number of reference shares of the class of reference shares subject to the reference share offer and attributable to one PHONES will be reduced.

         X   =    the aggregate number of reference shares of the class or
                  series of reference shares subject to the reference share offer accepted in the reference share offer.

         N   =    the aggregate number of reference shares of the class or
                  series of reference shares subject to the reference share offer outstanding immediately prior to the expiration of the reference share offer.

         If we elect to make a reference share offer adjustment, we will distribute as additional interest on each PHONES the average transaction consideration deemed to be received on the reference shares of the class or series subject to the reference share offer and attributable to each PHONES immediately prior to giving effect to the reference share proportionate reduction relating to that reference share offer (other than average transaction consideration that is publicly traded equity securities which will themselves become reference shares as a result of a reference share offer adjustment).

         If we elect to make a reference share offer adjustment, and during the pendency of the reference share offer another reference share offer is commenced in relation to the reference shares that are the subject of the then existing reference share offer, we can change our original election by electing to increase the early exchange ratio to 100% of the reference shares and agree to pay the other amounts described above during the pendency of the new reference share offer, or we can continue to elect to make a reference share offer adjustment. We will similarly be entitled to change our election for each further reference share offer made during the pendency of any reference share offer for the same class of reference shares. For the purposes of these adjustments, a material change to the terms of an existing reference share offer will be deemed to be a new reference share offer.

         If we elect to increase the early exchange ratio to 100% of the reference shares in connection with a reference share offer, no reference share offer adjustment will be made, and we cannot change our election if any further reference share offer is made.

         We will give the trustee notice of our election in the event of any reference share offer. We will also prepare a press release and provide it to DTC for dissemination through the DTC broadcast facility. We will give this notice no later than 10 business days before the scheduled expiration of the reference share offer.

Calculations in Respect of the PHONES

         We will be responsible for making all calculations called for under the PHONES. These calculations include, but are not limited to, determination of:

      o     the contingent principal amount of the PHONES;

      o     the current market value of the reference shares;

      o     the exchange market value of the reference shares;

      o     the final period distribution on the PHONES;

      o the fair market value of any property distributed on the reference shares;

      o     the average transaction consideration in a reference share offer;

      o     the composition of a reference share; and

      o the amount of accrued interest payable upon redemption or at maturity of the PHONES.

Book-Entry Procedures and Form

Global Securities:  Book-Entry Form

         The PHONES were not issued in definitive form. Instead, the PHONES were issued in the form of a global security. The global security was deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. The global security is subject to certain restrictions on transfer and bears restrictive legends.

         Ownership of book-entry interests in PHONES will be limited to persons who have accounts with DTC for the PHONES (we call those persons "participants") or persons who hold interests through those participants. When PHONES are purchased, DTC will credit the participants' accounts on its book-entry registration and transfer system with the principal amounts of the PHONES that each participant beneficially owns. If you own book-entry interests in the PHONES, then your ownership will be shown, and any transfer of your ownership interest will be effected, only through DTC's records (if you own interests in the PHONES as a participant) or through the records of participants (if you hold interests in the PHONES through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry note securities.

         As long as CEDE & Co. is the nominee of DTC, we are referring to CEDE & Co. in this prospectus when we refer to holders of the PHONES, and CEDE & Co. will be considered the sole owner or holder of the PHONES for all purposes under the Indenture. If you purchase any interest in the PHONES, your ownership will be recorded as a "book-entry interest" in the book-entry only system that DTC operates. You will not receive any certificates representing your book-entry interests. As a result, if you are a participant, then you must rely on DTC's procedures with respect to the PHONES and the book-entry only system to exercise any rights of a holder under the Indenture. If you are not a participant, you must rely on the procedures of the participant through which you own your interest to exercise any rights of a holder under the Indenture. We understand that, under existing industry practice, DTC will authorize the persons on whose behalf it holds book-entry interests to exercise certain rights of holders of PHONES.

         We will make payments of principal of and interest on the PHONES to CEDE & Co. as the registered holder of the related global note security. We will not, nor will the trustee or any other agent of ours or agent of the trustee, have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the PHONES or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

         We expect that DTC will credit participants' accounts with payments of principal and of premium, if any, and interest on the PHONES in amounts proportionate to the respective amounts of book-entry interests held by each participant as shown on its records as soon as it receives the payment from us. We also expect that payments by participants to owners of book-entry interests will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants. Transfers between participants in DTC will be effected in the ordinary way through DTC's settlement system in accordance with DTC rules and will be settled in same day funds.

         DTC has advised us that it will take any action permitted to be taken by a holder of PHONES (including the presentation of PHONES for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global securities are credited and only in respect of such portion of the aggregate principal amount of PHONES as to which such participant or participants has or have given such direction.

         DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any of our respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, payments made on account of, beneficial ownership interests in global securities.

         According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated PHONES

         We will issue PHONES in certificated form in exchange for global securities if:

      o DTC or any successor depositary notifies us that it is unwilling or unable to continue as a depositary for the global securities or ceases to be a "clearing agency" registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days of such notice;

      o an Event of Default (as defined below) under the PHONES has occurred and is continuing; or

      o we determine that the PHONES will no longer be represented by global securities.

Purchase and Cancellation

         We may at any time purchase PHONES in the open market or otherwise at any price (subject to applicable U.S. securities laws). Any purchase by tender will be made available to all holders of PHONES. Any PHONES so purchased must be promptly surrendered to the Trustee for cancellation.

         All PHONES that are redeemed or purchased by us will promptly be canceled. Any PHONES in certificated form so canceled will be forwarded to or to the order of the Trustee and such PHONES in certificated form may not be reissued or resold.

Covenants

         For so long as any PHONES remain outstanding or any amount remains unpaid on any of the PHONES, we will comply with the terms of the covenants set forth below.

Payment of Principal and Interest

         We will duly and punctually pay the principal of and premium, if any, and interest on the PHONES in accordance with the terms of the PHONES and the Indenture.

Limitation on Liens

         The Indenture provides that we will not, and we will not permit any of our subsidiaries to issue, assume or guarantee any Debt (as defined below) if the Debt is secured by any Lien (as defined below) upon any of our property or assets (other than cash), without effectively securing the outstanding PHONES (together with any other indebtedness or obligation then existing or thereafter created ranking equally with the PHONES) equally and ratably with the Debt. This limitation does not apply to:

      o     Liens in existence on the date of original issuance of the PHONES;

      o any Lien created or arising over any property or assets which we or any of our subsidiaries acquire, construct or create, but only if

            o the Lien secures only principal amounts (not exceeding the cost of the acquisition, construction or creation) of Debt incurred for the purposes of the acquisition, construction or creation of the property or assets, together with any costs, expenses, interest and fees incurred in connection with the acquisition, construction or creation of the property or assets or a guarantee given in connection with the acquisition, construction or creation of the property or assets;

            o the Lien is created or arises on or before 90 days after the completion of the acquisition, construction or creation of the property or assets; and

            o the Lien is confined solely to the property or assets so acquired, constructed or created;

      o any Lien to secure the Debt incurred by us or our subsidiaries in connection with a specifically identifiable project where the Lien relates and is confined to a property or properties (including, without limitation, shares or other rights of ownership in the entities which own such property or project) involved in such project and acquired by us or our subsidiaries after the date of original issuance of the PHONES and the recourse of the creditors in respect of the Debt is limited to any or all of such project and property (including as aforesaid);

      o any Lien securing amounts not more than 90 days overdue or otherwise being contested in good faith;

      o rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our or any of our subsidiaries' benefit or in connection with the issuance of letters of credit for our or any of our subsidiaries' benefit;

      o any Lien securing Debt incurred by us or any of our subsidiaries in connection with the financing of accounts receivable;

      o any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (a) any mechanics', materialmen's, carriers', workmen's, vendors' or other like Liens and (b) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

      o any Lien upon specific items of our or any of our subsidiaries' inventory or other goods and proceeds securing our or any of our subsidiaries' obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

      o any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred by us or any of our subsidiaries in the ordinary course of business;

      o any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred by us or any of our subsidiaries in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind;

      o any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment by us or any of our subsidiaries in the ordinary course of business;

      o any Lien securing reimbursement obligations under letters of credit, guarantees and other forms of credit enhancement given in connection with the purchase of goods and equipment by us or any of our subsidiaries in the ordinary course of business;

      o Liens on any property or assets acquired from an entity which is merged with or into us or any of our subsidiaries and is not created in anticipation of any such transaction (unless the Lien was created to secure or provide for the payment of any part of the purchase price of the entity to be acquired);

      o any Lien on any property or assets existing at the time of acquisition by us or any of our subsidiaries and which is not created in anticipation of the acquisition (unless the Lien was created to secure or provide for the payment of any part of the purchase price of the property or assets so acquired);

      o Liens required by any contract or statute in order to permit us or any of our subsidiaries to perform any contract or subcontract made by us or any of our subsidiaries with or at the request of a governmental entity or any department, agency or instrumentality of a governmental entity, or to secure partial, progress, advance or any other payments by us or any of our subsidiaries to a governmental unit under the provisions of any contract or statute;

      o any Lien securing industrial revenue, development or similar bonds issued by us or any of our subsidiaries or for our or any of our subsidiaries' benefit, provided that the industrial revenue, development or similar bonds are nonrecourse to us or any of our subsidiaries;

      o any Lien securing taxes or assessments or other applicable governmental charges or levies;

      o any Lien which arises under any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of the Lien arising in connection with such legal process is effectively stayed and the claims secured by the Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses;

      o any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment liens; or

      o any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the clauses above, for amounts not exceeding the principal amount of the Debt secured by the Lien so extended, renewed or replaced, so long as the extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien that was extended, renewed or replaced (plus improvements on such property or assets).

         Although the Indenture limits our and our subsidiaries' ability to incur Liens as set forth above, the Indenture nevertheless provides that we or our subsidiaries may create or permit to subsist Liens over any of our and our subsidiaries' property or assets so long as the aggregate amount of Debt secured by all Liens that we or our subsidiaries incur (excluding the amount of Debt secured by Liens set forth in the clauses above) does not exceed 10% of Alliant Energy Corporation's Consolidated Net Tangible Assets.

         "Consolidated Net Tangible Assets" is defined in the Indenture as the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recent consolidated balance sheet of Alliant Energy Corporation as of the date of determination, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of Alliant Energy Corporation appearing on such balance sheet.

         "Debt" is defined in the Indenture as all of our obligations evidenced by bonds, debentures, notes or similar evidences of indebtedness in each case for money borrowed.

         "Lien" is defined in the Indenture as any mortgage, lien, pledge, security interest or other encumbrance. The term "Lien" does not include any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, licenses, sublicenses, restrictions on the use of property or defects in the title thereto.

Limitation on Sale and Lease-Back Transactions

         The Indenture provides that we will not enter into any Sale and Lease-Back Transaction (as defined below) unless:

      o such transaction involves a lease for a temporary period not to exceed three years;

      o     such transaction is between us and one of our affiliates;

      o we would be entitled to incur Debt secured by a Lien on the assets or property involved in the Sale and Lease-Back Transaction at least equal to the Attributable Debt (as defined below) with respect to the Sale and Lease-Back Transaction, without equally and ratably securing the PHONES, as described under "--Limitation on Liens" above, other than as described in the second paragraph of that description;

      o we enter into the Sale and Lease-Back Transaction within 270 days after our initial acquisition of the assets or property subject to the Sale and Lease-Back Transaction;

      o the aggregate amount of all Attributable Debt with respect to all Sale and Lease-Back Transactions then in effect does not exceed 10% of Alliant Energy Corporation's Consolidated Net Tangible Assets; or

      o within 12 months preceding the sale or transfer or 12 months following the sale or transfer, regardless of whether we make any such sale or transfer, we apply, in the case of a sale or transfer for cash, an amount equal to the net proceeds of the sale or transfer and, in the case of a sale or transfer other than for cash, an amount equal to the fair value of the assets so leased at the time that we enter into such arrangement (as determined by our Board of Directors), (a) to the retirement of Debt, incurred or assumed by us which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Debt or (b) to an investment in any of our assets.

         "Attributable Debt" is defined in the Indenture as, with respect to any particular Sale and Lease-Back Transaction, at the time of determination, the present value (discounted at the rate of interest implicit in the transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in the Sale and Lease-Back Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Sale and Lease-Back Transaction" is defined in the Indenture as any arrangement with any entity providing for the lease by us of any of the assets that we have sold or transferred or that we have agreed to sell or transfer to that entity.

Consolidation, Merger, Conveyance, Sale or Lease

         The Indenture provides that we may, without the consent of any holders of the PHONES, consolidate with, merge into or be merged with, or convey, transfer or lease our property and assets substantially as an entirety to another U.S. entity so long as:

      o if we are not the surviving entity, the surviving entity expressly assumes by supplemental indenture all of our applicable obligations under the PHONES and the Indenture;

      o immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

      o either we or our successor delivers to the Trustee an officers' certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required by the transaction, the supplemental indenture, comply with the Indenture and all conditions precedent in the Indenture relating to such transaction.

         In addition, we may assign and delegate all of our rights and obligations under the Indenture, the PHONES, the supplemental indenture relating to the PHONES and all other documents, agreements and instruments related thereto, as applicable, to Alliant Energy Corporation or a subsidiary of Alliant Energy Corporation, any person that owns all of our capital stock or any person that owns all of the capital stock of a person that owns all of our capital stock, and upon the assumption of such rights and obligations by such person, we will be automatically released from the obligations, provided that immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing.

         The Indenture also provides that Alliant Energy Corporation may, without the consent of any holders of the PHONES, consolidate with, merge into or be merged with, or convey, transfer or lease its property and assets substantially as an entirety to another U.S. entity so long as:

      o if Alliant Energy Corporation is not the surviving entity, the surviving entity assumes by supplemental indenture all of Alliant Energy Corporation's obligations under the guarantees and the Indenture;

      o immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

      o either Alliant Energy Corporation or the successor person delivers to the Trustee an officers' certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required by the transaction, the supplemental indenture, comply with the Indenture and all conditions precedent in the Indenture, relating to such transactions.

Money For Securities Payments To Be Held In Trust

         The Indenture provides that if we at any time act as our own Paying Agent with respect to the PHONES, we will, on or before each due date of the principal of, or any premium or interest on, any of the PHONES, segregate and hold in trust for the benefit of the persons entitled a sum in the currency in which the PHONES are payable sufficient to pay the principal or any premium or interest due until such sums are paid or otherwise disposed of, and will promptly notify the Trustee of our action or failure to act.

         Whenever we have one or more Paying Agents for any series of debt securities, we will, on or prior to each due date of the principal of, or any premium or interest on any series of debt securities, deposit with any Paying Agent a sum sufficient to pay the principal or any premium or interest due, the sum to be held in trust for the benefit of the persons entitled, and, unless the Paying Agent is the Trustee, we will promptly notify the Trustee of our action or failure to act.

         We will cause each Paying Agent for each series of debt securities, if other than the Trustee, to execute and deliver to the Trustee an agreement that requires the Paying Agent:

      o to hold all sums held by it for the payment of the principal of, or any premium or interest on, any series of debt securities in trust for the benefit of the persons entitled until such sums are paid or otherwise disposed of as provided in the Indenture;

      o to give the Trustee notice of any default by us or Alliant Energy Corporation in the making of any payment of principal, any premium or interest on any series of debt securities; and

      o at any time during the continuance of the default, upon the written request of the Trustee, pay to the Trustee all sums held in trust by it.

         We or Alliant Energy Corporation may at any time pay, or direct any Paying Agent to pay, to the Trustee all sums held in trust by us or the Paying Agent, and such sums will be held by the Trustee upon the same terms as those applicable to us or the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent will be released from all further liability with respect to such sums.

         Except as otherwise provided in the Indenture, any money deposited with the Trustee or the Paying Agent, or held by us, in trust for the payment of the principal of, any premium or interest on any series of debt securities and remaining unclaimed for two years after such principal or any such premium or interest has become due and payable will be discharged from such trust; and the holder of PHONES will thereafter, as an unsecured general creditor, look only to us or Alliant Energy Corporation, as the case may be, for payment, and all liability of the Trustee or the Paying Agent with respect to the trust money, and all liability of us as trustee thereof, will cease; provided, however, that the Trustee or the Paying Agent may at our expense cause to be published once, in an authorized newspaper or mailed to holders of the PHONES, or both, notice that such money remains unclaimed and that, after a date specified, which will not be less than 30 days from the date of the publication or mailing nor later than two years after the principal and any premium or interest have become due and payable, any unclaimed balance of such money then remaining will be repaid to us or Alliant Energy Corporation, as the case may be.

Company And Guarantor Statements As To Compliance; Notice Of Certain Defaults

         We and Alliant Energy Corporation will each deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement signed by our respective principal executive officer, principal financial officer or principal accounting officer, stating that:

      o a review of our respective activities during the year and of our respective performances under the Indenture has been made under such officer's supervision, and

      o     to the best of such officer's knowledge, based on that review,

            o we or Alliant Energy Corporation, as the case may be, have complied with all the conditions and covenants imposed on each of us by the Indenture throughout the year, or, if there has been a default in the fulfillment of any condition or covenant, specifying each default known to such officer and its nature and status; and

            o no event has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default, or, if such an event has occurred and is continuing, specifying each such event known to such officer and its nature and status.

         We and Alliant Energy Corporation will deliver to the Trustee, within five days after its occurrence, written notice of any Event of Default or any event which after notice or lapse of time or both would become an Event of Default.

Modification of the Indenture

         We, Alliant Energy Corporation and the Trustee may modify and amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities of each series to be affected with the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each affected series (with each series voting as a class). Such majority holders may also waive compliance by us or Alliant Energy Corporation with any provision of the Indenture, any supplemental indenture or the debt securities of any series. However, without the consent of a holder of each debt security affected, an amendment or waiver may not:

      o reduce the amount of debt securities whose holders must consent to an amendment or waiver;

      o change the rate or the time for payment of interest, including basic interest, additional interest and amounts relating to cash dividends on the reference shares;

      o     change the principal or the fixed maturity;

      o     waive a default in the payment of principal, premium or interest;

      o     make any debt securities payable in a different currency;

      o     make any change in the provisions of the Indenture concerning:

            o     waiver of existing defaults;

            o     right of holders of debt securities to receive payment; or

            o amendments and waivers with consent of holders of debt securities;

      o impair the right to institute suit for the enforcement of any payment on or after the stated maturity of such payment or, in the case of redemption, on or after the redemption date; or

      o modify or effect in any manner adverse to the holders the terms and conditions of Alliant Energy Corporation's obligations regarding due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements of, any debt securities subject to guarantees.

         We, Alliant Energy Corporation and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the debt securities:

      o to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, the debt securities or guarantees;

      o to provide for the assumption of all of our obligations under the debt securities, the Indenture, any supplemental indenture or of Alliant Energy Corporation's obligations under the guarantees and the Indenture or any supplemental indenture by any corporation in connection with a merger or consolidation of us or Alliant Energy Corporation or transfer or lease of our property and assets substantially as an entirety or Alliant Energy Corporation's property and assets substantially as an entirety;

      o to make any change that does not adversely affect the rights of any holder of debt securities;

      o     to add to the rights of holders of any of the debt securities;

      o to secure any debt securities as provided under the heading "-- Limitation on Liens";

      o to evidence the succession of another person to us or Alliant Energy Corporation, and the assumption by the successor person of the covenants of us and Alliant Energy Corporation, as the case may be, provided in the Indenture or the PHONES;

      o     to establish the form or terms of any debt securities;

      o to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the debt securities and to add to or change any of the provisions of the Indenture necessary to facilitate the administration of the Indenture by more than one Trustee; or

      o to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any debt securities, provided that such action will not adversely affect the interests of any holder of any debt security in any material respect.

Events of Default

         Any one of the following is an Event of Default with respect to the
PHONES:

      o if we or Alliant Energy Corporation default in the payment of any interest on the PHONES, including basic interest, additional interest and amounts relating to cash dividends on the reference shares, and such default continues for 30 days;

      o if we or Alliant Energy Corporation default in payment of principal of or premium, if any, on the PHONES when the same become due at maturity, upon redemption, by declaration or otherwise;

      o if we or Alliant Energy Corporation materially default in the performance or materially breach any of our respective covenants or obligations in the Indenture, any supplemental indenture or the PHONES and this material default or breach continues for a period of 90 days after we or Alliant Energy Corporation receive written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding PHONES;

      o if we or Alliant Energy Corporation default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, which default for payment of principal is in an aggregate principal amount exceeding $25,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default continues unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended;

      o our failure or the failure by Alliant Energy Corporation generally to pay our respective debts as they become due, or the admission in writing of our inability or Alliant Energy Corporation's inability to pay our respective debts generally, or the making of a general assignment for the benefit of our respective creditors, or the institution of any proceeding by or against Alliant Energy Corporation or us (other than any proceeding brought against us or Alliant Energy Corporation, as applicable, that is dismissed within 180 days from its commencement) seeking to adjudicate us or Alliant Energy Corporation, as the case may be, bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition (in each case, other than a solvent liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition) of us or Alliant Energy Corporation, as the case may be, or our respective debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors, or seeking the entry of an order for relief or appointment of an administrator, receiver, trustee, intervenor or other similar official for us or Alliant Energy Corporation, as the case may be, or for any substantial part of our property or the property of Alliant Energy Corporation, or the taking of any action by Alliant Energy Corporation or us to authorize any of the actions set forth in this clause; and

      o a material default in the performance or material breach by Alliant Energy Corporation of any covenant or obligation of Alliant Energy Corporation contained in the guarantee, and the continuance of such material default or breach for a period of 90 days after which we or Alliant Energy Corporation receive written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the PHONES.

         If an Event of Default with respect to the PHONES occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding PHONES may declare the principal amount of the outstanding PHONES, and any interest accrued on the PHONES, including basic interest, additional interest and amounts relating to cash dividends on the reference shares, to be due and payable immediately by delivering a written notice to us and Alliant Energy Corporation (and to the Trustee if given by the holders). At any time after this declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, the holders of a majority in principal amount of all of the PHONES, by notice to the trustee, may rescind this declaration and all its consequences if all Events of Default have been cured or waived (other than the non-payment of principal of the outstanding PHONES which has become due solely by reason of the declaration of acceleration), and such declaration of acceleration and its consequences will be automatically annulled and rescinded.

         Holders of the PHONES may not enforce the Indenture, the PHONES or any guarantees, if applicable, unless:

      o the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the PHONES;

      o the holders of not less than 25% in aggregate principal amount of the PHONES have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;

      o the holder or holders have offered the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

      o the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceedings; and

      o no direction inconsistent with such written request has been given to the Trustee during the 60-day period by the holders of a majority of the outstanding aggregate principal amount of the PHONES.

         However, these limitations do not apply to a suit instituted by a holder of any PHONES for the enforcement of the payment of the principal of or premium, if any, or interest on the PHONES on or after the applicable due date specified in the PHONES.

         If the Trustee collects any money pursuant to an Event of Default, it will pay out the money in the following order:

      o first, to the Trustee for amounts to it as compensation for its services and any indemnities owed to it;

      o second, to holders of the PHONES in respect of which or for the benefit of which such money has been collected for amounts due and unpaid on the PHONES for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the PHONES for principal and interest, respectively; and

      o third, to the person or persons lawfully entitled thereto, or as a court of competent jurisdiction may direct.

         The Trustee may fix a record date (with respect to registered securities) and payment date for any such payment to holders of the PHONES.

         Any such record date will not be less than 10 days nor more than 60 days prior to the applicable payment date.

Payment and Paying Agent

         We have appointed the Trustee to act as paying agent with respect to the PHONES. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the PHONES.

         All moneys paid by us to the paying agent for the payment of the principal of, or premium, if any, or interest on, any PHONES that remain unclaimed at the end of two years after such principal, premium, if any, or interest has become due and payable will be repaid to us and the holder of the PHONES will thereafter look only to us for payment of any such amounts.

Governing Law

         The Indenture and the PHONES are governed by, and construed in accordance with, the laws of the State of Wisconsin.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

         In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and disposing of PHONES. Except where we state otherwise, this summary deals only with PHONES held as capital assets (as defined in the Internal Revenue Code of 1986, as amended) by a U.S. Holder (as defined below) who purchases PHONES for cash at their original offering price upon original issuance.

         We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, we do not address:

      o the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of PHONES;

      o the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of PHONES;

      o persons who hold PHONES in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the United States dollar; or

      o any state, local or foreign tax consequences of the purchase, ownership or disposition of PHONES.

         Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of PHONES in light of your own circumstances.

         A U.S. Holder is a beneficial owner of PHONES who or which is:

      o     a citizen or individual resident of the United States, as defined in
            Section 7701(b) of the Internal Revenue Code;

      o a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

      o an estate if its income is subject to United States federal income taxation regardless of its source; or

      o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

         Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders.

         A Non-U.S. Holder is a PHONES holder other than a U.S. Holder. Prospective investors that are Non-U.S. Holders are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in PHONES, including potential application of United States withholding taxes.

         This summary is based on the Internal Revenue Code, Treasury regulations (proposed and final) issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this private placement memorandum and any of which may change at any time, possibly on a retroactive basis. Any such changes may affect this summary.

         No statutory, administrative or judicial authority directly addresses the treatment of PHONES or instruments similar to PHONES for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

         Prospective investors are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of phones in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Accrual of interest on the PHONES

         For United States federal income tax purposes, the PHONES will be treated as debt instruments that are subject to the special regulations governing contingent payment debt instruments, which we refer to as the CPDI regulations. Pursuant to these regulations, U.S. Holders of the PHONES will be required to accrue interest income on the PHONES, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will be required to include interest in taxable income in each year in excess of any interest payments actually received in that year.

         The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount, for each accrual period prior to and including the maturity date of the PHONES that equals:

      o the product of (i) the PHONES adjusted issue price (as defined below) as of the beginning of the accrual period; and (ii) the PHONES comparable yield to maturity (as defined below) adjusted for the length of the accrual period;

      o     divided by the number of days in the accrual period; and

      o multiplied by the number of days during the accrual period that the U.S. Holder held the PHONES.

         A PHONES issue price is the first price to the public at which a substantial amount of the PHONES is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A PHONES adjusted issue price is the PHONES issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the amount of any projected payments, as defined below, with respect to the PHONES.

         The term "comparable yield" means the annual yield we would pay, as of the issue date of the PHONES, on a fixed-rate debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the PHONES. We have determined that the PHONES comparable yield is 9.49% per annum, compounded quarterly.

         The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the PHONES. This schedule must produce the comparable yield. Based on our determination of the comparable yield, the PHONES schedule of projected payments, assuming a principal amount of $67.75 or with respect to each integral multiple thereof, consists of:

      o payments of stated interest equal to $1.2280 on quarterly interest payment dates through February 15, 2003; plus

      o payments of stated interest equal to $.4234 on all other quarterly interest payment dates thereafter; plus

      o a payment of a projected amount at the maturity date of the PHONES, excluding the stated quarterly interest on the PHONES payable on such date, equal to $705.73.

         For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments described below, in respect of the PHONES, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service.

         The comparable yield and the schedule of projected payments are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments thereof in respect of the PHONES for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the PHONES.

         Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code.

Adjustments to interest accruals on the PHONES

         If, during any taxable year, a U.S. Holder were to receive actual payments with respect to the PHONES for that taxable year, including, in the case of the taxable year which includes the maturity date of the PHONES, the amount of cash received at maturity, that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat this adjustment as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

         If a U.S. Holder were to receive in a taxable year actual payments with respect to the PHONES for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the PHONES for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the PHONES during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

Sale, exchange or redemption of the PHONES

         Generally, the sale, exchange or redemption of the PHONES, including exchanges at the U.S. Holder's option and redemptions by us, prior to their maturity date will result in taxable gain or loss to the U.S. Holder equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, and (b) the U.S. Holder's adjusted tax basis in the PHONES. A U.S. Holder's adjusted tax basis in the PHONES equals the holder's original basis in the PHONES:

      o increased by the interest income previously included by the U.S. Holder with respect to the PHONES, determined without regard to any adjustments to interest accruals described above; and

      o decreased by the amount of all prior projected payments with respect to the PHONES.

         Any gain upon a sale or exchange of the PHONES will be ordinary interest income. Any loss will be ordinary loss to the extent of the interest previously included in income by the U.S. Holder with respect to the PHONES and, thereafter, capital loss. The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income.

Backup withholding tax and information reporting

         Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of disposition of, the PHONES may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

                            SELLING SECURITY HOLDERS

         The following table sets forth the names of the selling security holders and the number of PHONES owned by each of them. None of the selling security holders has held any position or office or had a material relationship with us within the past three years other than as a result of the ownership of the PHONES or other securities of ours or as a result of their employment with us or Alliant Energy Corporation. The selling security holders named in the table have sole voting and investment power with respect to all PHONES shown as beneficially owned by them, subject to community property laws where applicable. No estimate can be given as to the number of PHONES that will be held by the selling security holders after completion of this offering because the selling security holders may offer all or some of the PHONES and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the PHONES. The PHONES offered by this prospectus may be offered from time to time by the selling security holders named below:


                                                                                                    Number of
                                                    Number of PHONES           Percent of        PHONES Registered
        Name of Selling Security Holder            Beneficially Owned      Outstanding PHONES     for Sale Hereby
        -------------------------------            ------------------      ------------------     ---------------
American Founders Life Insurance Company                   3,500                *                       3,500
CGU Life Insurance Co. of America                          30,000               *                      30,000
Cumberland Insurance Company                               2,000                *                       2,000
Cumberland Mutual Fire Insurance Company                   8,000                *                       8,000
Educators Mutual Life Insurance Company                    4,000                *                       4,000
Family Service Life Insurance Company                      9,000                *                       9,000
Fort Dearborn Life Insurance Company                       5,000                *                       5,000
Founders Insurance Company                                  100                 *                        100
Green Tree Perpetual Assurance Company                     4,500                *                       4,500
Guaranty Income Life Insurance Company                     9,000                *                       9,000
Guardian Life Insurance Co.                               130,000              2.2%                    130,000
Guardian Pension Trust                                     6,000                *                       6,000
INVESCO Bond Funds Inc. Select Income Fund                 30,000               *                      30,000
INVESCO Bond Funds Inc. Variable High Yield Fund           7,000                *                       7,000
INVESCO Bond Funds Inc. INVESCO High Yield Fund            76,000              1.3%                    76,000
JMG Capital Partners, L.P.                                449,900              7.6%                    449,900
JMG Triton Offshore Fund Ltd                              449,900              7.6%                    449,900
Lebanon Mutual Insurance Company                           2,500                *                       2,500
Lutheran Brotherhood                                       45,000               *                      45,000
Lyndon Property Insurance Company                          2,000                *                       2,000
Lyxor Master Fund                                          50,000               *                      50,000
Massachusetts Mutual Corporate Value Partners Limited      7,000                *                       7,000
Massachusetts Mutual High Yield Partners II LLC            79,165              1.3%                    79,165
Massachusetts Mutual Life Insurance Company               126,165              2.1%                    126,165
Medmarc Insurance Company                                  10,000               *                      10,000
Morgan Stanley Dean Witter Convertible Securities Trust    32,500               *                      32,500
New York Life Insurance Company                           340,000              5.7%                    340,000
New York Life Insurance and Annuity Corporation            30,000               *                      30,000
The Northwestern Mutual Life Insurance Company            577,334              9.7%                    577,334
Pacific Life Insurance Company                           1,016,250            17.1%                   1,016,250
Prudential Securities Inc.                                 20,100               *                      20,100
TCW Group, Inc.                                           251,360              4.2%                    251,360
Vesta-Inex Insurance Exchange IASA                         10,000               *                      10,000
                                                         ----------          ------                  -----------
                                                         3,823,274            64.4%                   3,823,274

-----------
* Represents beneficial ownership of less than one percent.

                              PLAN OF DISTRIBUTION

         We are registering 3,823,274 PHONES on behalf of certain selling security holders. We issued 5,940,960 PHONES on February 1, 2000, in a private placement under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Neither we nor Alliant Energy Corporation will receive proceeds from this offering. The selling security holders named in this prospectus or pledgees, donees, transferees or other successors-in-interest selling PHONES received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Security Holders") may sell the PHONES from time to time. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions. The Selling Security Holders may effect such transactions by selling the PHONES to or through broker-dealers. The PHONES may be sold by one or more of, or a combination of, the following:

      o a block trade in which the broker-dealer so engaged will attempt to sell the PHONES as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of such exchange or in a transaction in the over-the-counter market;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o     in privately negotiated transactions.

         In connection with sales of PHONES, the Selling Security Holders may also enter into hedging transactions with broker-dealers, which may in turn engage in short sales of PHONES in the course of hedging positions they assume. The Selling Security Holders may also sell PHONES short and deliver PHONES to close out short positions, or loan or pledge PHONES to broker-dealers that in turn may sell such securities.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in the resales.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Security Holders. Broker-dealers or agents may also receive compensation from the purchasers of the PHONES for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the PHONES. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the PHONES purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule

144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Security Holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or coordinating broker acting in connection with the proposed sale of PHONES by Selling Security Holders.

         The PHONES will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the PHONES may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the PHONES may not simultaneously engage in market making activities with respect to the PHONES for a period of two business days prior to the commencement of such distribution. In addition, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of PHONES by the Selling Security Holders. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the PHONES.

         We will bear all costs, expenses and fees in connection with the registration of the PHONES. The Selling Security Holders will bear all commissions and discounts, if any, attributable to the sales of the PHONES. The Selling Security Holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the PHONES against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters with respect to the PHONES will be passed upon for us by Foley & Lardner, Milwaukee, Wisconsin.

                                     EXPERTS

         The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                            3,823,274 PAY PHONES(SM)








                         ALLIANT ENERGY RESOURCES, INC.



                       Exchangeable Senior Notes due 2030
                    (Exchangeable for Cash Based on Value of
                  McLeodUSA Incorporated Class A Common Stock)
                          Unconditionally Guaranteed by
                           ALLIANT ENERGY CORPORATION





                                   PROSPECTUS







                           _____________________, 2001



(SM)Service mark of Merrill Lynch & Co., Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby.

         Securities and Exchange Commission registration fee.......   $64,757
         Accounting fees and expenses..............................    10,000
         Legal fees and expenses...................................    35,000
         Printing fees and expenses................................    25,000
         Miscellaneous expenses....................................     5,243
                                                                      -------
                  Total............................................  $140,000
                                                                      =======
Item 15.  Indemnification of Directors and Officers

         Pursuant to the provisions of the Wisconsin Business Corporation Law and Article VIII of the Registrants' Bylaws, directors and officers of the Registrants are entitled to mandatory indemnification from the Registrants against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to either Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with either Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrants are not subject to personal liability to the Registrants, their shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

         The indemnification provided by the Wisconsin Business Corporation Law and the Registrants' Bylaws is not exclusive of any other rights to which a director or officer of the Registrants may be entitled. The Registrants also carry directors' and officers' liability insurance.

         The Registration Rights Agreement, dated February 1, 2000, by and among the Registrants and Merrill Lynch & Co. contains provisions under which the Merrill Lynch & Co. and the Selling Security Holders agree to indemnify the directors and officers of the Registrants against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the directors and officers may be required to make in respect thereof.

Item 16.  Exhibits.

      a. Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Joint Registration Statement.

      b. Financial Statement Schedules. Schedule II - Valuation and Qualifying Accounts and Reserves is hereby incorporated by reference to Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-9894). All other schedules are omitted because they are not applicable or not required, or because the required information is shown either in the consolidated financial statements or in the notes thereto.

      c. Reports, Opinions or Appraisals. Not applicable.

Item 17.  Undertakings.

      2. The undersigned Registrants hereby undertake:

      a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      3. Each of the undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, this 20th day of July, 2001.

                                     ALLIANT ENERGY RESOURCES, INC.


                                     By: /s/ Erroll B. Davis, Jr.
                                         ---------------------------------------
                                         Erroll B. Davis, Jr.
                                         Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                        Title                        Date
         ---------                        -----                        ----
 /s/ Erroll B. Davis, Jr.   Chairman and Chief Executive Officer   July 20, 2001
-------------------------   (Principal Executive Officer)
  Erroll B. Davis, Jr.

 /s/ Edward M. Gleason      Vice President-Treasurer and           July 20, 2001
-------------------------   Corporate Secretary
    Edward M. Gleason       (Principal Financial Officer)

 /s/ John E. Kratchmer      Corporate Controller and Chief         July 20, 2001
-------------------------   Accounting  Officer(Principal
    John E. Kratchmer       Accounting Officer)

            *               Director                               July 20, 2001
-------------------------
     Alan B. Arends
            *               Director                               July 20, 2001
-------------------------
      Jack B. Evans
            *               Director                               July 20, 2001
-------------------------
     Joyce L. Hanes
            *               Director                               July 20, 2001
-------------------------
         Lee Liu
            *               Director                               July 20, 2001
-------------------------
   Katharine C. Lyall
                            Director
-------------------------
 Singleton B. McAllister

                            Director
-------------------------
   David A. Perdue
          *                 Director                               July 20, 2001
-------------------------
   Judith D. Pyle
          *                 Director                               July 20, 2001
-------------------------
  Robert W. Schlutz
          *                 Director                               July 20, 2001
-------------------------
Wayne H. Stoppelmoor
          *                 Director                               July 20, 2001
-------------------------
  Anthony R. Weiler


*By:  /s/ Erroll B. Davis, Jr.
     --------------------------
          Erroll B. Davis, Jr.
            Attorney-in-fact

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, this 20th day of July, 2001.

                                         ALLIANT ENERGY CORPORATION


                                         By:  /s/ Erroll B. Davis, Jr.
                                             -----------------------------------
                                             Erroll B. Davis, Jr.
                                             Chairman, President and Chief
                                              Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                            Title                      Date
        ---------                            -----                      ----
 /s/ Erroll B. Davis, Jr.        Chairman, President and Chief     July 20, 2001
---------------------------      Executive Officer and Director
 Erroll B. Davis, Jr.            (Principal Executive Officer)

 /s/ Thomas M. Walker            Executive Vice President and      July 20, 2001
---------------------------      Chief Financial Officer
   Thomas M. Walker              (Principal Financial Officer)

 /s/ John E. Kratchmer           Corporate Controller and Chief    July 20, 2001
---------------------------      Accounting Officer
   John E. Kratchmer             (Principal Accounting Officer)

           *                     Director                          July 20, 2001
---------------------------
    Alan B. Arends
           *                     Director                          July 20, 2001
---------------------------
     Jack B. Evans
           *                     Director                          July 20, 2001
---------------------------
    Joyce L. Hanes
           *                     Director                          July 20, 2001
---------------------------
        Lee Liu
           *                     Director                          July 20, 2001
---------------------------
  Katharine C. Lyall
                                 Director
---------------------------
Singleton B. McAllister

                                 Director
---------------------------
    David A. Perdue
           *                     Director                          July 20, 2001
---------------------------
    Judith D. Pyle
           *                     Director                          July 20, 2001
---------------------------
   Robert W. Schlutz
           *                     Director                          July 20, 2001
---------------------------
 Wayne H. Stoppelmoor
           *                     Director                          July 20, 2001
---------------------------
   Anthony R. Weiler

*By:  /s/ Erroll B. Davis, Jr.
     --------------------------
          Erroll B. Davis, Jr.
            Attorney-in-fact

                                  EXHIBIT INDEX


 Exhibit Number                      Description of Document

        (4.1) Indenture of Mortgage or Deed of Trust dated August 1, 1941, between Wisconsin Power and Light Company ("WP&L") and First Wisconsin Trust Company (Firstar Bank, N.A., successor) and George B. Luhman (Brian J. Gardner, successor), as Trustees, filed as Exhibit 7(a) in File No. 2-6409, and the indentures supplemental thereto dated, respectively, January 1, 1948, September 1, 1948, June 1, 1950, April 1, 1951, April 1, 1952,
                September 1, 1953, October 1, 1954, March 1, 1959, May 1, 1962,
                August 1, 1968, June 1, 1969, October 1, 1970, July 1, 1971,
                April 1, 1974, December 1, 1975, May 1, 1976, May 15, 1978,
                August 1, 1980, January 15, 1981, August 1, 1984, January 15, 1986, June 1, 1986, August 1, 1988, December 1, 1990, September 1, 1991, October 1, 1991, March 1, 1992, May 1, 1992, June 1,
                1992 and July 1, 1992 [Second Amended Exhibit 7(b) in File No. 2-7361; Amended Exhibit 7(c) in File No. 2-7628; Amended Exhibit
                7.02 in File No. 2-8462; Amended Exhibit 7.02 in File No. 2-8882; Second Amendment Exhibit 4.03 in File No. 2-9526; Amended Exhibit 4.03 in File No. 2-10406; Amended Exhibit 2.02 in File No. 2-11130; Amended Exhibit 2.02 in File No. 2-14816; Amended Exhibit 2.02 in File No. 2-20372; Amended Exhibit 2.02 in File No. 2-29738; Amended Exhibit 2.02 in File No. 2-32947; Amended Exhibit 2.02 in File No. 2-38304; Amended Exhibit 2.02 in File No. 2-40802; Amended Exhibit 2.02 in File No. 2-50308;
                Exhibit 2.01(a) in File No. 2-57775; Amended Exhibit 2.02 in File No. 2-56036; Amended Exhibit 2.02 in File No. 2-61439;
                Exhibit 4.02 in File No. 2-70534; Amended Exhibit 4.03 in File No. 2-70534; Exhibit 4.02 in File No. 33-2579; Amended Exhibit
                4.03 in File No. 33-2579; Amended Exhibit 4.02 in File No. 33-4961; Exhibit 4.24 in File No. 33-45726, Exhibit 4.25 in File No. 33-45726, Exhibit 4.26 in File No. 33-45726, Exhibit 4.27 in
                File No. 33-45726, Exhibit 4.1 to WP&L's Form 8-K dated March 9, 1992, Exhibit 4.1 to WP&L's Form 8-K dated May 12, 1992, Exhibit
                4.1 to WP&L's Form 8-K dated June 29, 1992 and Exhibit 4.1 to WP&L's Form 8-K dated July 20, 1992].

        (4.2) Indenture, dated as of June 20, 1997, between WP&L and Firstar Trust Company (Firstar Bank, N.A., successor), as Trustee, relating to debt securities [incorporated by reference to
                Exhibit 4.33 to Amendment No. 2 to WP&L's Registration Statement on Form S-3 (Registration No. 33-60917)].

        (4.3) Officers' Certificate, dated as of June 25, 1997, creating WP&L's 7% debentures due June 15, 2007 [incorporated by reference to Exhibit 4 to WP&L's Current Report on Form 8-K, dated June 25, 1997].

        (4.4) Officers' Certificate, dated as of October 27, 1998, creating WP&L's 5.70% debentures due October 15, 2008 [incorporated by reference to Exhibit 4 to WP&L's Current Report on Form 8-K, dated October 27, 1998].

        (4.5) Officers' Certificate, dated as of March 1, 2000, creating WP&L's 7-5/8% debentures due March 1, 2010 [incorporated by reference to Exhibit 4 to WP&L's Current Report on Form 8-K, dated March 1, 2000].

        (4.6) Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between IES Utilities Inc. ("IESU") (formerly Iowa Electric Light and Power Company ("IE")) and The First National Bank of Chicago, (Bank One Trust Company, National Association, successor), as Trustee (Mortgage) (incorporated by reference to
                Exhibit 4(c) to IESU's Form 10-Q for the quarter ended September 30, 1993), and the indentures supplemental thereto dated, respectively, October 1, 1993, November 1, 1993, March 1, 1995, September 1, 1996 and April 1, 1997 [Exhibit 4(d) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(e) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(b) in IESU's Form 10-Q dated May 12, 1995, Exhibit 4(c)(i) in IESU's Form 8-K dated September 19, 1996 and Exhibit 4(a) in IESU's Form 10-Q dated May 14, 1997].

        (4.7) Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940, between IESU (formerly IE) and The First National Bank of Chicago, (Bank One Trust Company, National Association, successor), Trustee (1940 Indenture) [incorporated by reference to Exhibit 2(a) to IESU's Registration Statement, File No. 2-25347], and the indentures supplemental thereto dated, respectively, March 1, 1941, July 15, 1942, August 2, 1943, August 10, 1944, November 10, 1944, August 8, 1945, July 1,
                1946, July 1, 1947, December 15, 1948, November 1, 1949,
                November 10, 1950, October 1, 1951, March 1, 1952, November 5, 1952, February 1, 1953, May 1, 1953, November 3, 1953, November 8, 1954, January 1, 1955, November 1, 1955, November 9, 1956,
                November 6, 1957, November 4, 1958, November 3, 1959, November 1, 1960, January 1, 1961, November 7, 1961, November 6, 1962,
                November 5, 1963, November 4, 1964, November 2, 1965, September 1, 1966, November 30, 1966, November 7, 1967, November 5, 1968,
                November 1, 1969, December 1, 1970, November 2, 1971, May 1, 1972, November 7, 1972, November 7, 1973, September 10, 1974,
                November 5, 1975, July 1, 1976, November 1, 1976, December 1, 1977, November 1, 1978, December 1, 1979, November 1, 1981,
                December 1, 1980, December 1, 1982, December 1, 1983, December 1, 1984, March 1, 1985, March 1, 1988, October 1, 1988, May 1,
                1991, March 1, 1992, October 1, 1993, November 1, 1993, March 1,
                1995, September 1, 1996 and April 1, 1997 [Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
                Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
                Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347, Exhibit 2(a) in File No. 2-25347,
                Exhibit 2(a) in File No. 2-25347, Exhibit 4.10 in IESU's Form 10-K for the year 1966, Exhibit 4.10 in IESU's Form 10-K for the year 1966, Exhibit 4.10 in IESU's Form 10-K for the year 1967,
                Exhibit 4.10 in IESU's Form 10-K for the year 1968, Exhibit 4.10 in IESU's Form 10-K for the year 1969, Exhibit 1 in IESU's Form 8-K dated December 1970, Exhibit 2(g) in File No. 2-43131,
                Exhibit 1 in IESU's Form 8-K dated May 1972, Exhibit 2(i) in File No. 2-56078, Exhibit 2(j) in File No. 2-56078, Exhibit 2(k) in File No. 2-56078, Exhibit 2(l) in File No. 2-56078, Exhibit 1 in IESU's Form 8-K dated July 1976, Exhibit

                1 in IESU's Form 8-K dated December 1976, Exhibit 2(o) in File No. 2-60040, Exhibit 1 in IESU's Form 10-Q dated June 30, 1979,
                Exhibit 2(q) in Form S-16 in File No. 2-65996, Exhibit 2 in IESU's Form 10-Q dated March 31, 1982, Exhibit 4(s) in IESU's Form 10-K for the year 1981, Exhibit 4(t) in IESU's Form 10-K for the year 1982, Exhibit 4(u) in IESU's Form 10-K for the year 1983, Exhibit 4(v) in IESU's Form 10-K for the year 1984,
                Exhibit 4(w) in IESU's Form 10-K for the year 1984, Exhibit 4(b) in IESU's Form 10-Q dated May 12, 1988, Exhibit 4(c) in IESU's Form 10-Q dated November 10, 1988, Exhibit 4(d) in IESU's Form 10-Q dated August 13, 1991, Exhibit 4(c) in IESU's Form 10-K for the year 1991, Exhibit 4(a) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(b) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(a) in IESU's Form 10-Q dated May 12, 1995,
                Exhibit 4(f) in IESU's Form 8-K dated September 19, 1996 and
                Exhibit 4(b) in IESU's Form 10-Q dated May 14, 1997].

        (4.8) Indenture of Deed of Trust dated as of February 1, 1923, between IESU (successor to Iowa Southern Utilities Company ("IS") as result of merger of IS and IE) and The Northern Trust Company (Bank One Trust Company, National Association, successor) and Harold H. Rockwell (Lawrence Dillard, successor), as Trustees (1923 Indenture) [incorporated by reference to Exhibit B-1 to File No. 2-1719], and the indentures supplemental thereto dated, respectively, May 1, 1940, May 2, 1940, October 1, 1945, October 2, 1945, January 1, 1948, September 1, 1950, February 1, 1953,
                October 2, 1953, August 1, 1957, September 1, 1962, June 1, 1967, February 1, 1973, February 1, 1975, July 1, 1975,
                September 2, 1975, March 10, 1976, February 1, 1977, January 1, 1978, March 1, 1979, March 1, 1980, May 31, 1986, July 1, 1991,
                September 1, 1992 and December 1, 1994 [Exhibit B-1-k in File No. 2-4921, Exhibit B-1-1 in File No. 2-4921, Exhibit 7(m) in File No. 2-8053, Exhibit 7(n) in File No. 2-8053, Exhibit 7(o) in File No. 2-8053, Exhibit 4(e) in File No. 33-3995, Exhibit 4(b) in File No. 2-10543, Exhibit 4(q) in File No. 2-10543,
                Exhibit 2(b) in File No. 2-13496, Exhibit 2(b) in File No. 2-20667, Exhibit 2(b) in File No. 2-26478, Exhibit 2(b) in File No. 2-46530, Exhibit 2(aa) in File No. 2-53860, Exhibit 2(bb) in File No. 2-54285, Exhibit 2(bb) in File No. 2-57510, Exhibit 2(cc) in File No. 2-57510, Exhibit 2(ee) in File No. 2-60276,
                Exhibit 2 in File No. 0-849, Exhibit 2 in File No. 0-849,
                Exhibit 2 in File No. 0-849, Exhibit 4(g) in File No. 33-3995,
                Exhibit 4(h) in File No. 0-849, Exhibit 4(m) in File No. 0-849 and Exhibit 4(f) in File No. 0-4117-1].

        (4.9) Indenture (For Unsecured Subordinated Debt Securities), dated as of December 1, 1995, between IESU and The First National Bank of Chicago (Bank One Trust Company, National Association, successor), as Trustee (Subordinated Indenture) [incorporated by reference to Exhibit 4(i) to IESU's Amendment No. 1 to Registration Statement, File No. 33-62259].

        (4.10) Indenture (For Senior Unsecured Debt Securities), dated as of August 1, 1997, between IESU and The First National Bank of Chicago (Bank One Trust Company, National Association, successor), as Trustee [incorporated by reference to Exhibit 4(j) to IESU's Registration Statement, File No. 333-32097].

        (4.11) Officers' Certificate, dated as of August 4, 1997, creating IESU's 6-5/8% Senior Debentures, Series A, due 2009 [incorporated by reference to Exhibit 4.12 to Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000].

        (4.12) Officers' Certificate, dated as of March 6, 2001, creating IESU's 6-3/4% Series B Senior Debentures due 2011 [incorporated by reference to Exhibit 4 to IESU's Current Report on Form 8-K, dated March 6, 2001].

        (4.13) The Original through the Nineteenth Supplemental Indentures of Interstate Power Company ("IPC") to The Chase Manhattan Bank and Carl E. Buckley and C. J. Heinzelmann, as Trustees (James P. Freeman, successor, as Trustee), dated January 1, 1948 securing First Mortgage Bonds [incorporated by reference to Exhibits 4(b) through 4(t) to IPC's Registration Statement No. 33-59352 dated March 11, 1993].

        (4.14) Twentieth Supplemental Indenture of IPC to The Chase Manhattan Bank and C. J. Heinzelmann (James P. Freeman, successor), as Trustees, dated May 15, 1993 [incorporated by reference to
                Exhibit 4(u) to IPC's Registration Statement No. 33-59352 dated March 11, 1993].

        (4.15) Indenture, relating to Alliant Energy Resources, Inc.'s debt securities, dated as of November 4, 1999, among Alliant Energy Resources, Inc., Alliant Energy Corporation, as Guarantor, and Firstar Bank, N.A., as Trustee, [incorporated by reference to
                Exhibit 4.1 to Alliant Energy Resources, Inc.'s and Alliant Energy Corporation's Registration Statement on Form S-4 (Registration No. 333-92859), and the indentures supplemental thereto dated, respectively, November 4, 1999 and February 1, 2000 (Exhibit 4.2 in File No. 33-92859 and Exhibit 99.4 in Alliant Energy Corporation's Form 8-K dated February 1, 2000].

        (4.16) Registration Rights Agreement, related to Alliant Energy Resources, Inc.'s PHONES, dated February 1, 2000, among Alliant Energy Resources, Inc., Alliant Energy Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated [incorporated by reference to Exhibit 99.5 to Alliant Energy Corporation's Current Report on Form 8-K dated February 1, 2000].

        (5)     Opinion of Foley & Lardner (including consent of counsel).

        (10.1) Third Amended and Restated November 1998 Stockholders' Agreement entered into as of March 10, 2000, by and among McLeodUSA Incorporated, Alliant Energy Corporation, Alliant Energy Investments, Inc. and certain other principal stockholders of McLeodUSA Incorporated [incorporated by reference to Exhibit
                10.2 to Alliant Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000].

        (10.2) Third Amended and Restated January 1999 Stockholders' Agreement entered into as of March 10, 2000, by and among McLeodUSA Incorporated, Alliant Energy Corporation, Alliant Energy Investments, Inc. and certain other principal stockholders of McLeodUSA Incorporated [incorporated by reference to Exhibit
                10.3 to Alliant Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000].

        (10.3) Amendment No. 1 to Third Amended and Restated November 1998 Stockholders' Agreement entered into as of March 10, 2000, by and among McLeodUSA Incorporated, Alliant Energy Corporation, Alliant Energy Investments, Inc. and certain other principal stockholders of McLeodUSA Incorporated, dated as of July 7, 2000 [incorporated by reference to Exhibit 10.1 to Alliant Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000].

        (10.4) Amendment No. 1 to Third Amended and Restated January 1999 Stockholders' Agreement entered into as of March 10, 2000, by and among McLeodUSA Incorporated, Alliant Energy Corporation, Alliant Energy Investments, Inc. and certain other principal stockholders of McLeodUSA Incorporated, dated as of July 7, 2000 [incorporated by reference to Exhibit 10.2 to Alliant Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000].

        (12)    Statement re computation of ratios of earnings to fixed charges.

        (23.1)  Consent of Arthur Andersen LLP.

        (23.2)  Consent of Foley & Lardner (filed as part of Exhibit (5)).

        (24)    Powers of Attorney.

        (25) Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Firstar Bank, N.A. relating to the Indenture.

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, the registrants agree to furnish to the SEC, upon request, any instrument defining the rights of holders of unregistered long-term debt not filed as an exhibit to this Form S-3. No such instrument authorizes securities in excess of 10% of the total assets of Alliant Energy Corporation, Alliant Energy Resources, Inc., WP&L, IPC or IESU, as the case may be.

Documents incorporated by reference to filings made by Alliant Energy Corporation under the Securities Exchange Act of 1934, as amended, are under File No. 1-9894. Documents incorporated by reference to filings made by WP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-337. Documents incorporated by reference to filings made by IES Industries Inc. under the Securities Exchange Act of 1934, as amended, are under File No. 1-9187. Documents incorporated by reference to filings made by IESU under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1. Documents incorporated by reference to filings made by IPC under the Securities Exchange Act of 1934, as amended, are under File No. 1-3632.